Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

READY CAPITAL CORPORATION,

RC MERGER SUB IV, LLC

and

UNITED DEVELOPMENT FUNDING IV

Dated as of November 29, 2024

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS		5

1.1	Certain Definitions	5
1.2	Terms Defined Elsewhere	5

Article II THE MERGER		7

2.1	The Merger	7
2.2	Closing	7
2.3	Effect of the Merger	8
2.4	Organizational Documents	8
2.5	Officers of the Surviving Company	8
2.6	Tax Consequences	8

Article III EFFECT OF THE MERGER ON THE CAPITAL SHARES OF THE COMPANY AND MERGER SUB; EXCHANGE		9

3.1	Effect of the Merger on Capital Shares	9
3.2	Treatment of Company Equity Awards	10
3.3	Payment for Securities; Exchange	11

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14

4.1	Organization, Standing and Power	14
4.2	Capital Structure	15
4.3	Authority; No Violations; Approvals	16
4.4	Consents	17
4.5	Financial Statements; Internal Controls and Procedures	17
4.6	Absence of Certain Changes or Events	18
4.7	Loans and Investments.	18
4.8	No Undisclosed Material Liabilities	21
4.9	Information Supplied	21
4.10	Company Permits; Compliance with Applicable Law	21
4.11	Compensation; Benefits	22
4.12	Labor and Employment Matters	24
4.13	Taxes	25
4.14	Litigation	28
4.15	Intellectual Property	28
4.16	Real Property	29
4.17	Material Contracts	29
4.18	Insurance	30
4.19	Certain Payments	31
4.20	Opinion of Financial Advisor	31
4.21	Brokers	31
4.22	State Takeover Statute	32
4.23	Investment Company Act	32

i

4.24	No Additional Representations	32

Article V REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB		33

5.1	Organization, Standing and Power	33
5.2	Capital Structure	33
5.3	Authority; No Violations; Approvals	35
5.4	Consents	36
5.5	SEC Documents	36
5.6	Absence of Certain Changes or Events	37
5.7	Information Supplied	37
5.8	Parent Permits; Compliance with Applicable Law	38
5.9	Taxes	38
5.10	Litigation	41
5.11	Brokers	41
5.12	State Takeover Statute	41
5.13	Investment Company Act	41
5.14	Ownership of Company Common Shares	41
5.15	No Undisclosed Material Liabilities	41
5.16	Ownership of Company Common Shares	42
5.17	No Additional Representations	42

Article VI COVENANTS AND AGREEMENTS		43

6.1	Conduct of Company Business Pending the Merger	43
6.2	Conduct of Parent Business Pending the Merger	47
6.3	No Solicitation by the Company	48
6.4	Preparation of Proxy Statement/Prospectus and Registration Statement	52
6.5	Company Shareholders Meeting	53
6.6	Access to Information	54
6.7	Reasonable Best Efforts	55
6.8	Indemnification; Directors’ and Officers’ Insurance	56
6.9	Transaction Litigation	58
6.10	Treatment of Current Advisory Agreement	58
6.11	Treatment of CVR Agreement	58
6.12	Public Announcements	58
6.13	Control of Business	59
6.14	Transfer Taxes	59
6.15	Notification	59
6.16	Listing Application	60
6.17	Closing Dividend Calculation	60
6.18	Tax Matters	60
6.19	Takeover Laws	61
6.20	Transition Services	61

ii

Article VII CONDITIONS PRECEDENT		62

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	62
7.2	Additional Conditions to Obligations of Parent and Merger Sub	62
7.3	Additional Conditions to Obligations of the Company	64
7.4	Frustration of Closing Conditions	65

Article VIII TERMINATION		65

8.1	Termination	65
8.2	Notice of Termination; Effect of Termination	67
8.3	Expenses and Other Payments	67
8.4	Payment of Amount or Expense	68

Article IX GENERAL PROVISIONS		69

9.1	Disclosure Schedules Definitions	69
9.2	Survival	69
9.3	Notices	69
9.4	Rules of Construction	70
9.5	Counterparts	72
9.6	Entire Agreement; Third Party Beneficiaries	72
9.7	Governing Law; Venue; Waiver of Jury Trial	72
9.8	Severability	73
9.9	Assignment	73
9.10	Remedies; Specific Performance	74
9.11	Amendment	74
9.12	Extension; Waiver	74
9.13	No Recourse	75

Annexes

Annex A	Certain Definitions

Exhibits

Exhibit A	Termination Agreement
Exhibit B	Company Tax Representation Letter
Exhibit C	Parent Tax Representation Letter
Exhibit D	Form of Contingent Value Rights Agreement

Schedules

Schedule A	Disclosure Schedules

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2024 (this “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RC Merger Sub IV, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and United Development Funding IV, a Maryland real estate investment trust (the “Company”).

WHEREAS, each of the Company and Parent is a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”), upon the recommendation of a special committee thereof (the “Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the merger of the Company with and into Merger Sub (the “Merger”), are in the best interests of the Company and its holders of shares of beneficial interest (the “Company Shareholders”), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Shares (as hereinafter defined) for consideration at the meeting of the Company Shareholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”) and (iv) resolved to recommend that the Company Shareholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board” and, together with the Company Board, the “Boards”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, the issuance of the shares of Parent Common Stock pursuant to this Agreement and the potential issuance of shares of Parent Common Stock pursuant to the CVRs (such issuances collectively, the “Parent Stock Issuance”) are in the best interests of Parent and its stockholders and (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance;

WHEREAS, Parent, as the sole member of Merger Sub, has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub; (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable; (iii) approved this Agreement and the Transactions, including the Merger, and (iv) taken all actions required to be taken for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Company Advisor have entered into a termination agreement with respect to the Current Advisory Agreement, in the form attached hereto as Exhibit A, terminating the Current Advisory Agreement effective as of the Effective Time (the “Termination Agreement”);

WHEREAS, at or prior to the Closing (as hereinafter defined), the Company Board will declare a special dividend (the “Closing Dividend”) payable to record holders of Company Common Shares on or before the close of business on the Business Day immediately prior to the consummation of the Merger, in an aggregate amount up to the Closing Dividend Amount (as hereinafter defined);

WHEREAS, at or prior to the Closing, Parent and the rights agent named therein (the “Rights Agent”) shall enter into a Contingent Value Rights Agreement, substantially in the form attached hereto as Exhibit D (the “CVR Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Article I

CERTAIN DEFINITIONS

1.1            Certain Definitions. In addition to terms defined elsewhere in this Agreement, terms defined in Annex A hereto and used herein without definition shall have the meanings ascribed to them in Annex A.

1.2            Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Agreement	Preamble
Articles of Merger	2.2(b)
Boards	Recitals
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(iii)
Chosen Courts	9.7(b)
Closing	2.2(a)
Closing Company Transaction Expenses	6.1(c)
Closing Date	2.2(a)
Closing Dividend	Recitals
Closing Dividend Calculation	6.17
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Shares	3.1(b)(i)

Company Contracts	4.17(b)
Company Disclosure Schedules	Article IV
Company Equity Awards	3.2(b)
Company Insurance Policies	4.19(a)
Company Investment Documentation	4.7(b)
Company Investments	4.7(b)
Company Loan	4.7(a)
Company Loan Documentation	4.7(a)
Company Loan Files	4.7(a)
Company Material Adverse Effect	4.1(a)
Company Note	4.7(a)
Company Permits	4.10(a)
Company Plans	4.11(a)
Company Preferred Shares	4.2(a)
Company Shareholders	Recitals
Company Shareholders Meeting	Recitals
Company Tax Representation Letter	6.18(a)
Confidentiality Agreement	6.6(b)
Creditors’ Rights	4.3(a)
CVR Agreement	Recitals
D&O Insurance	6.8(d)
Delaware Secretary of State	2.2(b)
DLLCA	2.1
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Escrow Agent	8.4(a)
Escrow Agreement	8.4(a)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
GAAP	4.5(b)
ICOFR	4.5(c)
Indemnified Liabilities	6.8(a)
Indemnified Persons	6.8(a)
Letter of Transmittal	3.3(b)(i)
Merger	Recitals
Merger Certificate	2.2(b)
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
MGCL	2.1
MRL	2.1
Non-Party Affiliates	9.13
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedules	Article V
Parent Equity Plans	5.2(a)
Parent Material Adverse Effect	5.1

Parent Permits	5.8
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Tax Representation Letter	6.18(b)
Prior Company Bidders	6.3(a)
Proxy Statement	4.9
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.4(a)
Quarterly Dividend Amount	6.1(b)(i)(A)
Registration Statement	4.9
REIT	Recitals
Rights Agent	Recitals
SDAT	2.2(b)
Special Committee	Recitals
Surviving Company	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Termination Agreement	Recitals
Transaction Litigation	6.9
Transactions	Recitals
Trust Indemnitees	6.8(c)
TSA	6.20

Article II

THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Maryland REIT Law (the “MRL”), the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company of the Merger (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). As a result of the Merger, the Surviving Company shall be a wholly owned Subsidiary of Parent.

2.2            Closing.

(a)            The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on or prior to the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated (i) pursuant to the MRL and the MGCL by filing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) the articles of merger (the “Articles of Merger”) and (ii) pursuant to the DLLCA by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Merger Certificate”), each in such form as is required by, and executed in accordance with, the MRL, the MGCL and the DLLCA, and the parties shall make all other filings or recordings required under the MRL, the MGCL and the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are filed with and accepted for record by the SDAT and the Merger Certificate is filed with and accepted for record by the Delaware Secretary of State, or such later date and time not later than 30 days after the date of acceptance for record of the Articles of Merger and the Merger Certificate as shall be agreed to in writing by the Company and Parent and specified in the Articles of Merger and the Merger Certificate (such date and time the Merger becomes effective, the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MRL, the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all restrictions, disabilities, duties, debts and liabilities of each of the Company and Merger Sub shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Company.

2.4            Organizational Documents. At the Effective Time, and as part of the Merger, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall continue in full force and effect as the certificate of formation of the Surviving Company, until thereafter amended, in accordance with its terms and applicable Law. In addition, at the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall remain in full force and effect as the limited liability company agreement of the Surviving Company, until thereafter amended, subject to Section 6.9, in accordance with its terms and applicable Law.

2.5            Officers of the Surviving Company. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death or their resignation or removal in accordance with the Organizational Documents of the Surviving Company.

2.6            Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (a) and (b), collectively, the “Intended Tax Treatment”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take a position inconsistent with such treatment.

Article III

EFFECT OF THE MERGER ON THE CAPITAL SHARES OF THE COMPANY
AND MERGER SUB; EXCHANGE

3.1            Effect of the Merger on Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a)            Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.

(b)            Capital Shares of the Company.

(i)            Subject to the other provisions of this Article III, each common share of beneficial interest, par value $0.01 per share, of the Company (“Company Common Shares”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio and (B) that number of CVRs equal to the Exchange Ratio (clauses (A) and (B) collectively, the “Merger Consideration”).

(ii)            All such Company Common Shares, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of Company Common Shares that were outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(f) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(g), in each case, to be issued or paid in consideration therefor upon the surrender of any Book-Entry Shares, in accordance with Section 3.3.

(iii)            All Company Common Shares held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).

(iv)            For the avoidance of doubt, the Closing Dividend to be received prior to the Closing by holders of Company Common Shares is in addition to (and shall not reduce) the right of such holders to receive the Merger Consideration in full hereunder.

(c)            Adjustments to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares or shares of Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of Company Common Shares or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2            Treatment of Company Equity Awards.

(a)            Each restricted stock unit, whether vested or unvested, payable in whole or in part in Company Common Shares, or the value of which is determined with reference to Company Common Shares, that was granted pursuant to a Company Equity Plan, and is outstanding immediately prior to the Effective Time (the “Company Equity Awards”), shall vest effective as of immediately prior to the Effective Time and will be cancelled, with the holder thereof becoming entitled to receive a number of (i) shares of Parent Common Stock, (ii) CVRs, in each case with respect to clauses (i) and (ii), equal to the product of (A) the total number of Company Common Shares subject to such Company Equity Awards as of immediately prior to the Effective Time (assuming such Company Equity Awards have vested in full) and (B) the Exchange Ratio, and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(g) (as applied mutatis mutandis).

(b)            For purposes of this Section 3.2, the Company Equity Awards shall be net settled in respect of applicable withholding Taxes, if any.

(c)            Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, payment of the Merger Consideration will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d)            The Company shall terminate all Company Equity Plans prior to or as of the Effective Time.

(e)            At or prior to the Effective Time, the Company shall provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable Law by reason of the treatment of the Company Equity Awards pursuant to this Section 3.2 and take any other actions that are necessary to effectuate such Tax-related obligations, including but not limited to cooperating with Parent in good faith to establish the value of a CVR as of Closing, if necessary.

(f)            At or prior to the Effective Time, the Company and the Company Board (or a committee thereof), as applicable, shall adopt any resolutions, obtain any consents, and take any other actions that are necessary to effectuate the treatment of Company Equity Awards pursuant to this Section 3.2, in each case, subject to and in accordance with applicable Law, including Section 409A of the Code. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company shall be required to deliver shares of Parent Common Stock or other capital stock of Parent to any Person pursuant to or in settlement of Company Equity Awards other than as set forth in this Section 3.2.

3.3            Payment for Securities; Exchange.

(a)            Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with Parent’s transfer agent to act as exchange agent in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(g) and any dividends or other distributions pursuant to Section 3.3(f), to which holders of Company Common Shares shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Shares, for issuance in accordance with this Article III through the Exchange Agent, the cash and number of shares of Parent Common Stock and CVRs issuable to the holders of Company Common Shares outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(f) and to make payments in lieu of fractional shares pursuant to Section 3.3(g). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Company Common Shares pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(f) and 3.3(g), the Exchange Fund shall not be used for any other purpose. Any shares of Parent Common Stock and CVRs deposited with the Exchange Agent (including any cash payment for fractional shares in accordance with Section 3.3(g) and any dividends or other distributions in accordance with Section 3.3(f)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Shares for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)            Exchange Procedures.

(i)            As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of Company Common Shares represented by book-entry (“Book-Entry Shares”), which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (A) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Shares shall pass, only upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (B) instructions for use in effecting the surrender of the Book-Entry Shares for payment of the Merger Consideration set forth in Section 3.1.

(ii)            Upon surrender to the Exchange Agent of Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor (A) the Parent Common Stock and CVRs comprising the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and CVRs shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(g) and dividends and other distributions pursuant to Section 3.3(f). No interest shall be paid or accrued for the benefit of holders of the Book-Entry Shares on the Merger Consideration payable in respect of the Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such Company Common Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such Company Common Shares, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(f).

(c)            Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(g) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(f), in each case paid upon the surrender of and in exchange for Company Common Shares in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the Company Common Shares previously represented by such Book-Entry Shares (other than Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(f), without any interest thereon.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Shareholders on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and if delivered to the Surviving Company, the Surviving Company shall hold the amounts so delivered on behalf of the former Company Shareholders that are entitled to such funds so delivered. If the Exchange Fund is delivered to the Surviving Company, any former Company Shareholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(g) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(f), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.

(e)            No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(g)            No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(h)            Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law; provided, that (i) Parent acknowledges that, as of the date hereof, it is under no obligation to deduct or withhold any amounts from the consideration to be paid by Parent or the Exchange Agent hereunder or any other amounts otherwise payable pursuant to this Agreement under the Code or any other provision of state, local or foreign Tax Law, (ii) Parent shall notify the Company and the Rights Agent in writing upon any change in applicable Law that requires any deduction or withholding hereunder and (iii) to the extent any deduction or withholding is required hereunder, the parties shall cooperate in good faith to reduce or eliminate any such deduction or withholding. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i)            Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:

4.1            Organization, Standing and Power.

(a)            Each of the Company and its Subsidiaries is, as applicable, a real estate investment trust, corporation, limited partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has heretofore made available to Parent true, correct and complete copies of its Organizational Documents.

(b)            Section 4.1(b) of the Company Disclosure Schedules sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a subsidiary REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests, and (iv) the amount of its outstanding capital stock or other equity interests.

4.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized shares of beneficial interest of the Company consist of (i) 350,000,000 Company Common Shares and (ii) 50,000,000 preferred shares of beneficial interest, $.01 par value per share (the “Company Preferred Shares”). At the close of business on November 27, 2024: (A) 30,663,551 Company Common Shares were issued and outstanding; (B) no Company Preferred Shares were issued and outstanding; and (C) 27,489 Company Common Shares were subject to outstanding restricted stock units granted under the Company Equity Plans. Except as set forth in this Section 4.2, at the close of business on November 27, 2024, there were no other outstanding Company Common Shares issued, reserved for issuance or outstanding.

(b)            All outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding Company Common Shares have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MRL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens and transfer and other restrictions under applicable federal and state securities Laws. As of the close of business on November 27, 2024, except as set forth in this Section 4.2, there were no outstanding: (i) Company Common Shares, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Common Shares or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional Company Common Shares, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in Section 4.2(b) of the Company Disclosure Schedules, there are no shareholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any Company Common Shares.

(c)            All dividends or other distributions on Company Common Shares and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

4.3            Authority; No Violations; Approvals.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder, including the consummation by the Company of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Shareholder Approval, (ii) the filing of the Articles of Merger with the SDAT (and its acceptance for record thereof), and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State (and its acceptance for record thereof). This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in an Action in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, by resolutions of the trustees present and voting at such meeting (which resolutions have not been subsequently rescinded, modified or withdrawn), has, upon the recommendation of the Special Committee, (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Shares for consideration at the Company Shareholders Meeting, and (iv) resolved to make the Company Board Recommendation. As of the date hereof, none of the recommendation of the Special Committee or the resolutions described in the immediately preceding sentence have been rescinded or modified in any way. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company Capital Shares that is necessary to approve the Merger.

(b)            Except as set forth in Section 4.3(b) of the Company Disclosure Schedules, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both), (i) assuming that the Company Shareholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4            Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of the Articles of Merger with the SDAT (and its acceptance for record thereof), (b) the filing of the Certificate of Merger with the Delaware Secretary of State (and its acceptance for record thereof), (c) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (d) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5            Financial Statements; Internal Controls and Procedures.

(a)            Attached as Section 4.5(a) of the Company Disclosure Schedules are true and complete copies of the Company Financial Statements.

(b)            The Company Financial Statements (i) were prepared from the books of account and other financial records of the Company and its Subsidiaries, (ii) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) present fairly, in all material respects, the balance sheet and statements of income, cash flows and shareholders’ equity (including the notes thereto) of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein, subject, in the case of the Company Interim Financial Statements, to normal year-end adjustments and the absence of notes.

(c)            The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (“ICOFR”) which ICOFR, since January 1, 2022, have been effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting, the preparation of the Company Financial Statements for external purposes in accordance with U.S. GAAP, and that transactions are executed with management’s authorization. Except as set forth in Section 4.5(c) of the Company Disclosure Schedules, since January 1, 2022, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of ICOFR that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such ICOFR, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

(d)            Since January 1, 2022, none of the Company, any of its Subsidiaries, any trustee, director, member, manager, officer or employee of any of the Company or any of its Subsidiaries, or any auditor, accountant or Representative of the Company or any of its Subsidiaries has received or been under a duty to report (including any self-reporting obligation) any non-frivolous written complaint, allegation or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any of the Company or its Subsidiaries, or their respective internal accounting controls, including any complaint, allegation or claim that any of the Company or its Subsidiaries engaged in questionable accounting, reserving or auditing practices.

4.6            Absence of Certain Changes or Events.

(a)            From January 1, 2024 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)            From January 1, 2024 through the date of this Agreement, except for events giving rise to, and the actions taken in connection with, this Agreement and except as set forth in Section 4.6(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects. From September 30, 2024 through the date of this Agreement, except for events giving rise to, and the actions taken in connection with, this Agreement and except as set forth in Section 4.6(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries have not taken any of the actions set forth in Sections 6.1(b)(i), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix)(A) or (C), or 6.1(b)(xvii).

4.7            Loans and Investments.

(a)            As of the date hereof, except as set forth in Section 4.7(a) of the Company Disclosure Schedules, the Company or its Subsidiaries are the sole legal and beneficial owners of each of the loans set forth in Section 4.7(a) of the Company Disclosure Schedules (each a “Company Loan”) and are the sole legal owners or beneficiaries of or under any related notes (each a “Company Note”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, pledge agreements, endorsement, bonds, letters of credit, accounts, insurance Contracts and policies, escrow documents, participation agreements (if applicable), and all other documents evidencing or securing the Company Loans (collectively, the “Company Loan Documentation”) and all related loan files, servicing files, credit reports, Tax Returns, appraisals, and all other documents relating to the Company Loans (collectively, with the Company Loan Documentation, the “Company Loan Files”), in each case, free and clear of any Liens, except for Permitted Liens. The information pertaining to each Company Loan as set forth in Section 4.7(a) of the Company Disclosure Schedules is true, correct and complete in all material respects as of the date hereof, including accurately describing as of the date hereof (i) each Company Loan made by the Company or any of its Subsidiaries which remains outstanding as of the date hereof, (ii) the maximum principal commitment amount of each Company Loan and the related Company Note outstanding as of the date hereof, (iii) the outstanding principal balance of each Company Loan as of the date hereof, (iv) the outstanding accrued interest balance of each Company Loan as of the date hereof, (v) the amount of any escrow or reserves held by or on behalf of the Company or its Subsidiaries with respect to each Company Loan, (vi) the interest rate applicable to each Company Loan as of the date hereof, and (vii) the projected amount of any future advances or future funding obligations for each Company Loan. Except for any Custodial File Defects (as defined in the Custodian Agreements) in any Exception Report (as defined in the Custodian Agreements) delivered pursuant to Section 2.3 of the Custodian Agreements, the Company has made available to Parent all Company Loan Files as of the date hereof, all of which are complete, accurate and current in all material respects. No Company Loans have been waived, impaired, amended, modified, superseded, extended, satisfied, canceled, rescinded, or subordinated in any material respect, except in writing in the ordinary course of business or as expressly set forth in Section 4.7(a) of the Company Disclosure Schedules.

(b)            Section 4.7(b) of the Company Disclosure Schedules sets forth a true and complete list of all investments in the equity interests of any other Person (other than Company Loans and investments in the Company or any of its wholly owned Subsidiaries) owned by the Company and its Subsidiaries as of the date hereof (collectively, the “Company Investments”), including all documentation evidencing, or setting forth the terms of, such Company Investments (collectively, the “Company Investment Documentation”). As of the date hereof, except as set forth in Section 4.7(b) of the Company Disclosure Schedules, the Company or its Subsidiaries are the sole legal and beneficial owners of each of the Company Investments and all Company Investment Documentation, in each case, free and clear of any Liens, except for Permitted Liens. The Company has made available to Parent all Company Investment Documentation, all of which are complete, accurate and current in all material respects.

(c)            Each Company Loan was solicited, originated and currently exists in compliance with all applicable requirements of federal and state Law and regulations promulgated thereunder, in each case, except for such non-compliance that would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Loan is adequately documented and each related Company Note evidencing a Company Loan or credit agreement or security instrument related to a Company Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of Creditors’ Rights and (ii) the Company Loan Documentation for each Company Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against any mortgaged property or other collateral of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to Creditors’ Rights.

(d)            Each of the Company Loans has been serviced in all material respects in accordance with the terms of the related Company Loan Documentation and otherwise in accordance with industry-accepted servicing practices.

(e)            Except as disclosed in Section 4.7(e) of the Company Disclosure Schedules, no Actions are (i) pending against any Company Loan, the related Company Note or other Company Loan Documentation or any Company Investment, or (ii) to the knowledge of the Company, threatened against any of the Company or its Subsidiaries before any relevant authority or entity, in each case, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Except as disclosed in Section 4.7(f) of the Company Disclosure Schedules, (i) none of the Company or any of its Subsidiaries has received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Loan, Company Note or other Company Documentation or any Company Investment and (ii) to the Company’s knowledge, none of the Company or any of its Subsidiaries has (A) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Company Loan or the related Company Note or any similar event in respect of any Company Investment, (B) any uncured material non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Loan or the related Company Note or any Company Investment, (C) any condition or event such that, with the passage of time and/or giving of notice and/or the expiration of any grace or cure period, would constitute a monetary default, material non-monetary default, breach, violation or event of acceleration under any Company Loan or the related Company Note or any Company Investment, or (D) any material breach of any Company Loan or Company Investment by the Company or any of its Subsidiaries. As of the date of origination and to the Company’s knowledge as of the date hereof, neither any mortgaged property underlying any Company Loan, nor any portion thereof, is the subject of, and no borrower or guarantor under a Company Loan or investee in respect of any Company Investment is a debtor in state or federal bankruptcy, insolvency or similar Action.

(g)            At the time of the origination of each Company Loan, the origination, due diligence and underwriting performed by or on behalf of the Company and its Subsidiaries in connection with each Company Loan complied in all material respects with the terms, conditions and requirements of the Company’s origination, due diligence, underwriting procedures, guidelines and standards.

(h)            Except as set forth in Section 4.7(h) of the Company Disclosure Schedules, no Company Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Company or any of its Subsidiaries.

(i)            No Company Loan is secured by a ground leasehold estate in whole or in part.

(j)            Neither the Company nor any Subsidiary is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any Subsidiary to repurchase from any such Person any loan or other asset of the Company or its Subsidiaries, and none of the agreements pursuant to which the Company or its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.8            No Undisclosed Material Liabilities. Except as set forth in Section 4.8 of the Company Disclosure Schedules, there are no liabilities of the Company or any of its Subsidiaries of any type whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2023 (including the notes thereto) contained in the Company Financial Statements as of the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2023; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b); or (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9            Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger and shares of Parent Common Stock potentially issuable pursuant to the CVRs will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the prospectus for the shares of Parent Common Stock to be issued pursuant to these Transactions and shares of Parent Common Stock potentially issuable pursuant to the CVRs, including the proxy statement for the purpose of soliciting proxies from Company Shareholders for the matters to be acted upon at the Company Shareholders Meeting (the “Proxy Statement/Prospectus”), shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company.

4.10            Company Permits; Compliance with Applicable Law.

(a)            The Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2019 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.11            Compensation; Benefits.

(a)            Section 4.11(a) of the Company Disclosure Schedules sets forth a list of each Employee Benefit Plan sponsored, maintained, contributed to, or required to be contributed to the Company or any of its Subsidiaries, or any ERISA Affiliate, or with respect to which such entities could reasonably be expected to have any liability (the “Company Plans”)

(b)            True, correct and complete copies of each of the Company Plans have been furnished or made available to Parent or its Representatives, including (i) all governing plan documents (including amendments), (ii) all trust agreements or other funding arrangements (including insurance Contracts), (iii) the most recent IRS determination or opinion letter, (iv) the most recent summary plan descriptions, (v) annual reports or returns, audited or unaudited financial statements, and actuarial valuations for the most recent three (3) years, (vi) non-discrimination testing data and reports for the most recent three (3) plan years and (vii) each third-party services agreement related to any Company Plan.

(c)            Each Company Plan has been established, funded and administered in compliance in all material respects with its terms and applicable Laws. There are no Actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans.

(d)            All Company Plans that are intended to be subject to Code Section 401(a) are so qualified and have received a favorable determination letter from the Internal Revenue Service or is maintained pursuant to a pre-approved plan where the Company or its Subsidiaries is entitled to rely on a favorable opinion letter from the Internal Revenue Service. All contributions to, and payments from, each Company Plan have been properly accrued and timely made.

(e)            None of the Company, its Subsidiaries or any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)).

(f)            None of the Company, its Subsidiaries or any of its ERISA Affiliates has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Company Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)).

(g)            None of the Company, its Subsidiaries, or any of its ERISA Affiliates has any liability under Title IV of ERISA or Code Section 412.

(h)            None of the Company or its Subsidiaries, or any of its ERISA Affiliates has maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I or ERISA or Code Section 4980B or their successors or other applicable Law.

(i)            The Company has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608.

(j)            Except as otherwise provided for in this Agreement or as set forth in Section 4.11(j) of the Company Disclosure Schedules, neither the execution of this Agreement, shareholder approval of this Agreement nor consummation of any of the transactions contemplated by this Agreement, (individually or in conjunction with any other event) will (i) entitle any current or former service provider to the Company or any of its Subsidiaries to retention or other bonuses, parachute payments, non-competition payments, or any other compensatory payment, (ii) entitle any current or former service provider to the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment, (iii) result in any breach or violation of, or a default under, any Company Plan, (iv) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount of compensation due to any individual service provider to the Company or any of its Subsidiaries, (v) give rise to any payment or benefit that would not be deductible in whole or in part by reason of Section 280G of the Code, or (vi) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or the Surviving Company, to merge, amend or terminate any of the Company Plans.

(k)            Except as set forth in Section 4.11(k) of the Company Disclosure Schedule, no Company Plan is a non-qualified deferred compensation plan or arrangement within the meaning of 409A of the Code.

(l)            Neither the Company nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) has been required to report to any Governmental Entity any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(m)            No Company Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither the Company nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

4.12            Labor and Employment Matters.

(a)            As of the date of this Agreement and during the past four (4) years, (i) neither the Company nor any Subsidiary of the Company is or has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization, (ii) neither the Company nor any Subsidiary of the Company is or has been subject to a material labor dispute, strike or work stoppage, (iii) no labor union, works council or labor organization or group of employees of the Company or any Subsidiary of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are and have been no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been during the past four (4) years, in compliance with all applicable Laws respecting Employment Matters.

(c)            During the past four (4) years: (i) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any Subsidiary of the Company relating to any Employment Matters; and (ii) neither the Company nor any Subsidiary of the Company has received any complaints or allegations of unlawful harassment by or against any employee or independent contractor of the Company or any Subsidiary of the Company.

(d)            Except as set forth on Section 4.12(d) of the Company Disclosure Schedules, all persons performing employee functions for the Company and its Subsidiaries are employed by the Company. To the knowledge of the Company, no employee of the Company or any Subsidiary of the Company intends to resign, retire or discontinue such person’s relationship with Company or any Subsidiary of the Company as a result of the Transactions or otherwise within one (1) year after the Closing Date. Each employee of Company or any Subsidiary of the Company is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States.

(e)            Except as set forth on Section 4.12(e) of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company is a party to any Contract with any of its directors, officers, or employees, with respect to such person’s employment or engagement in connection with the Company or its Subsidiaries, and the employment of each employee of the Company or any of its Subsidiaries is terminable at will, without any penalty, liability or severance obligation incurred by the Company or any of its Subsidiaries.

(f)            Except as set forth on Section 4.12(f) of the Company Disclosure Schedules, as of the date of this Agreement, none of the Company or any of its Subsidiaries engages any independent contractors or consultants.

(g)            To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(h)            Neither the Company nor any Subsidiary of the Company is subject to any affirmative action obligations under any Law (including Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act), and neither the Company nor any Subsidiary of the Company is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment (including without limitation the Service Contracts Act or any other prevailing wage Laws).

4.13            Taxes.

(a)            The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal, state, local and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP. The Company has made available to Parent complete and accurate copies of all U.S. federal, state, and local Tax Returns and all other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2018.

(b)            The Company (i) for its taxable years commencing with its first taxable year ended December 31, 2010 and through and including its taxable year ended December 31, 2023 has been organized in conformity with the requirements for qualification as a REIT, has been subject to taxation as a REIT and has to its knowledge satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2024 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Effective Time; and (iv) to its knowledge, is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.

(c)            Except as set forth in Section 4.13(c) of the Company Disclosure Schedules, each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a subsidiary REIT. The Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.

(d)            Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.

(e)            (i) There are no audits, investigations by any Governmental Entity or other Actions pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            Since the Company’s 2020 taxable year, neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(g)            The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(i)             No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.

(j)             There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among the Company or its Subsidiaries.

(k)            Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

(l)             Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any corresponding, similar or analogous provision of state, local or non-U.S. Law.

(m)            Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)            Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Merger from qualifying for the Intended Tax Treatment or (ii) prevent or preclude the Company from making the representations in the Company Tax Representation Letter.

(p)            As of the date hereof, the representations set forth in the Company Tax Representation Letter are true and correct in all material respects.

(q)            The Company is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude the Company from delivering the Company Tax Representation Letter immediately prior to the Closing.

(r)            After consultation with Company Tax Counsel, the Company is not aware of any fact or circumstance which would or reasonably could prevent (i) Company Tax Counsel from delivering the Company Tax Opinion, assuming delivery to Company Tax Counsel of the Parent Tax Representation Letter and the Company Tax Representation Letter.

(s)            To the knowledge of the Company, all statements of fact contained in the Company Tax Opinion, and the Tax Representation Letters are true, accurate and complete in all material respects.

(t)             This Section 4.13 and, as applicable, Section 4.11 constitute the exclusive representations and warranties of the Company with respect to Tax matters.

4.14         Litigation.

(a)            Except as set forth in (i) Section 4.14(a)(i) of the Company Disclosure Schedules, as of the date of this Agreement, there are no pending material Actions and to the Company’s knowledge, no material Actions threatened in writing, to which any of the Company, its Subsidiaries, or any of their respective properties or assets or any of their respective officers, members, managers, trustees or directors is a party, in each case, solely as it relates to such Person’s role and/or duties at the Company and its Subsidiaries, (ii) Section 4.14(a)(ii) of the Company Disclosure Schedules, as of the date of this Agreement, there are no material judgments, convictions, consent decrees, injunctions, similar orders and settlement agreements involving (x) any of the Company, its Subsidiaries, or the Company Advisor or (y) any of the Company’s or its Subsidiaries’ respective properties or assets or any of their respective officers, members, managers, trustees or directors (in each case, with respect to this clause (ii)(y), solely as it relates to such Person’s role and/or duties at the Company and its Subsidiaries), entered into in the five (5) years prior to the date hereof or having a continuing effect on any of the Company, its Subsidiaries or their operations, and (iii) Section 4.14(a)(iii) of the Company Disclosure Schedules, as of the date of this Agreement, to the Company’s knowledge, there are no material pending Actions or material Actions threatened in writing to which the Company Advisor or any of its officers, members, managers, trustees or directors is a party.

(b)            Except as set forth on Section 4.14(b) of the Company Disclosure Schedules, as of the date of this Agreement, there are no written claims, requests, or assertions for indemnification or advancement of expenses by any Person, whether or not covered by insurance, pending against, or to the Company’s knowledge, threatened in writing against, the Company or any of its Subsidiaries.

4.15         Intellectual Property.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company, (iv) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property and (v) the IT Assets do not contain any Malicious Code or Virus, and since December 31, 2019, there has been no unauthorized use, access, interruption, modification, and corruption of the IT Assets (or any information stored or contained therein). The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as set forth in Section 4.15(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries own any Intellectual Property.

4.16         Real Property. None of the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Section 4.16 of the Company Disclosure Schedules.

4.17        Material Contracts.

(a)           Section 4.17 of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of:

(i)            other than Contracts providing for the acquisition, purchase, sale or divestiture of loans, debt securities and other financial instruments owned or entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each Contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000;

(ii)            each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii)            each Contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;

(iv)            each Contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

(v)            each Contract containing any non-compete, exclusivity or most favored nation provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent or any of its Subsidiaries upon consummation of the Transactions) to compete in or engage in any line of business or with any Person or in any geographic area;

(vi)            each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

(vii)            each Contract (other than a Company Plan) between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Advisor, or any officer, trustee, director, member, manager or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries, or of the Company Advisor, on the other hand;

(viii)            each Contract that obligates the Company or any of its Subsidiaries to indemnify any past or present trustees, directors, members, managers, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(ix)            each vendor, supplier or third party consulting or similar Contract not otherwise described in this Section 4.17(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $500,000 following the Effective Time;

(x)            each Contract not otherwise described in this Section 4.17(a) with respect to the Company or any Subsidiary of the Company, other than a Company Plan, that would be material to the Company and its Subsidiaries, taken as a whole; and

(xi)            any Contract pursuant to which the Company or any of its Subsidiaries (A) has been granted or provided any ownership or other rights, or permitted any uses or other exploitation, of Intellectual Property or IT Assets (excluding Software governed by Off-the-Shelf Software Licenses), or (B) has granted or provided any rights, or permitted any uses of, or agreed to any covenant not to sue with respect to, any Company Intellectual Property or IT Assets (excluding Software governed by Off-the-Shelf Software Licenses).

(b)            Collectively, the Contracts set forth in Section 4.17(a) are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

4.18         Insurance.

(a)            Section 4.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the insurance policies held by, or for the benefit of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”), including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Insurance Policies are in full force and effect as of the date hereof in accordance with their respective terms and such Company Insurance Policies (or extensions, renewals, or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date, (ii) all premiums payable under the Company Insurance Policies prior to the date of this Agreement have been duly paid in full, (iii) the Company has not received written notice of any existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (iv) there are no pending claims under which an insurer has made any reservation of rights or, since December 31, 2020, rejected to cover all or any portion of such claim.

(b)            Except as set forth in Section 4.18(b) of the Company Disclosure Schedules, to the knowledge of the Company, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy.

(c)            Except as set forth in Section 4.18(c) of the Company Disclosure Schedules, as of the date of this Agreement, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any Company Insurance Policy.

4.19        Certain Payments. In the conduct of its business, to the Company’s knowledge, since December 31, 2019, none of the Company or any of its Subsidiaries or any of its trustees, directors, managers, members, officers, employers or agents, for or on behalf of any of the Company or its Subsidiaries, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder any of the Company or its Subsidiaries or its business (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (a) above.

4.20        Opinion of Financial Advisor. The Special Committee has received an opinion from Moelis & Company LLC addressed to the Special Committee to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration, taken together with the portion of the Closing Dividend and other distributions payable with a record date  prior to the close of business on the business day immediately prior to Closing Date expected to be paid with respect to each Company Common Share, to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares) pursuant to this Agreement was fair, from a financial point of view, to such holders of Company Common Shares. The Company has provided, or will provide promptly following execution of this Agreement, to Parent, solely for informational purposes, a true, correct and complete copy of such opinion.

4.21        Brokers. Except for the fees and expenses payable to Moelis & Company LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.22         State Takeover Statute. Assuming the representations and warranties set forth in Section 5.14 are true, correct and complete, neither the restrictions set forth in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL nor any other Takeover Laws apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

4.23         Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.24         No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information (including such information provided in “data rooms”, “virtual data rooms” or their equivalents) presented, furnished or made available to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives, other than those representations, warranties or statements expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Schedules or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates in connection herewith. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedules”) and except as disclosed in the Parent SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature and provided that the Parent SEC Documents do not qualify the representations and warranties in Section 5.2), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof, as follows:

5.1          Organization, Standing and Power. Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company true, correct and complete copies of its Organizational Documents.

5.2          Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on November 27, 2024: (A) 168,530,704 shares of Parent Common Stock were issued and outstanding; (B) 4,934,678 shares of Parent Preferred Stock were issued and outstanding; (C) 4,720,210 shares of Parent Common Stock were reserved for issuance pursuant to the equity compensation plans of Parent (the “Parent Equity Plans”); (D) 951,369 shares of Parent Common Stock were subject to outstanding restricted stock awards granted under the Parent Equity Plans; (E) 2,449,823 shares of Parent Common Stock were reserved for issuance pursuant to issued and outstanding warrants or other rights to acquire Parent Common Stock; and (F) 722,721 shares of Parent Common Stock were reserved for issuance pursuant to issued and outstanding equity securities of the Subsidiaries of Parent that are convertible or redeemable into shares of Parent Common Stock.

(b)            All outstanding shares of Parent Capital Stock have been, and all shares of Parent Common Stock to be issued in connection with the Merger and all shares of Parent Common Stock potentially issuable pursuant to CVRs, when so issued in accordance with the terms of this Agreement or the CVR Agreement, as applicable, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement or issuable pursuant to the CVR Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable Contracts. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedules, Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of Parent, and Parent owns all such capital stock free and clear of all Liens, other than Permitted Liens. The issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of Parent that are owned, of record and beneficially, directly or indirectly, by Parent are so owned free and clear of all Liens, other than Permitted Liens.

(c)            As of the close of business on November 27, 2024, except as set forth in this Section 5.2, and except for changes since November 27, 2024 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted, there were no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(d)            As of the date of this Agreement, all of the outstanding membership interests of Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by Parent.

(e)            All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

5.3            Authority; No Violations; Approvals.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, as applicable, and to perform its obligations thereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to, with respect to consummation of the Merger, the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State. The execution, delivery and performance of the CVR Agreement by Parent and the consummation by Parent of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. When the CVR Agreement has been duly executed and delivered by Parent, assuming the due and valid execution of such agreement by the Rights Agent, the CVR Agreement will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement, the CVR Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its stockholders and (ii) approved this Agreement, the CVR Agreement and the Transactions, including the Parent Stock Issuance. Parent, as the sole member of Merger Sub, has (i)(A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (ii) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. Neither the Parent Board nor Parent, as the sole member of Merger Sub, has subsequently rescinded, modified or withdrawn any of the foregoing resolutions. No vote of the holders of Parent Capital Stock is necessary to approve the entry into this Agreement and the CVR Agreement or the consummation of the Transactions, including the Merger.

(b)            The execution and delivery of each of this Agreement and the CVR Agreement do not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4            Consents. No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the CVR Agreement by Parent, or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Registration Statement, of which the Proxy Statement/Prospectus will be a part, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the CVR Agreement and the Transactions; (b) the filing of the Merger Certificate with the Delaware Secretary of State pursuant to the DGCL; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5            SEC Documents.

(a)            Since December 31, 2022, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Parent has not, since December 31, 2023, changed its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.

(c)            Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)            Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From December 31, 2023 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

5.6            Absence of Certain Changes or Events.

(a)            From January 1, 2024 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)            From January 1, 2024 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7            Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the relevant provisions of the Securities Act; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.

5.8            Parent Permits; Compliance with Applicable Law.

(a)            Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2023 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9            Taxes.

(a)            Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal, state, local Tax Returns and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP.

(b)            Parent (i) for its taxable years commencing with its first taxable year ended December 31, 2011 and through and including its taxable year ended December 31, 2023 has been organized in conformity with the requirements for qualification as a REIT, has been subject to taxation as a REIT and has to its knowledge satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2024 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023 and thereafter; and (iv) to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.

(c)            Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a subsidiary REIT. Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.

(d)            Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.

(e)            (i) There are no audits, investigations by any Governmental Entity or other Actions pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            Since Parent’s 2020 taxable year, neither Parent nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(g)            Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.

(i)            No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.

(j)            There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among the Company or its Subsidiaries.

(k)            Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.

(l)            Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any corresponding, similar or analogous provision of state, local or non-U.S. Law.

(m)            Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)            Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)            Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Merger from qualifying for the Intended Tax Treatment or (ii) prevent or preclude Parent from making the representations in the Parent Tax Representation Letter.

(p)            As of the date hereof, the representations set forth in the Parent Tax Representation Letter are true and correct in all material respects.

(q)            Parent is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude Parent from delivering the Parent Tax Representation Letter immediately prior to the Closing.

(r)            After consultation with Parent Tax Counsel, Parent is not aware of any fact or circumstance which would or reasonably could prevent (i) Parent Tax Counsel from delivering the Parent Tax Opinion, assuming delivery to Parent Tax Counsel of the Parent Tax Representation Letter and the Company Tax Representation Letter.

(s)            To the knowledge of Parent, all statements of fact contained in the Parent Tax Opinion, and the Tax Representation Letters are true, accurate and complete in all material respects.

(t)            This Section 5.9 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

5.10            Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Action pending, or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.11            Brokers. Except for the fees and expenses payable to Piper Sandler & Co., which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.12            State Takeover Statute. Neither the restrictions set forth in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL nor any other Takeover Laws apply to this Agreement or any of the Transactions with respect to Parent and its Subsidiaries. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

5.13            Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

5.14            Ownership of Company Common Shares. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company.

5.15            No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any type, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2023 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2023; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date.

5.16            Ownership of Company Common Shares. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company.

5.17            No Additional Representations.

(a)            Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information (including such information provided in “data rooms”, “virtual data rooms” or their equivalents) presented, furnished or made available to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Affiliates or Representatives, other than those representations, warranties or statements expressly given by the Company in Article IV, the Company Disclosure Schedules or in any other document or certificate delivered by the Company or its Affiliates in connection herewith. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article VI

COVENANTS AND AGREEMENTS

6.1            Conduct of Company Business Pending the Merger.

(a)            Except (w) as set forth in Section 6.1(a) of the Company Disclosure Schedules, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b)            Except (w) as set forth in Section 6.1(b) of the Company Disclosure Schedules, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) the Closing Dividend, (2) regular quarterly dividends payable in respect of the Company Common Shares consistent with past practice in an amount not to exceed $2 million in the aggregate (the amount of such dividends for which the record date is after the date hereof and at or prior to the Closing, the “Quarterly Dividend Amount” ), (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company, or (4) without duplication of the amounts described in clauses (2) and (3), any dividends or other distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance or delivery of Company Common Shares upon the vesting or lapse of any restrictions on any Company Equity Award or other awards granted under the Company Equity Plans and outstanding on the date hereof;

(iii)            (A) amend the Company’s Organizational Documents, (B) amend the Organizational Documents of any of the Company’s Subsidiaries in a manner that would reasonably be expected to adversely impact Parent or prevent or delay the consummation of the Transactions, or (C) waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Company’s Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of beneficial interest of the Company set forth in the Company’s Organizational Documents;

(iv)            (A) merge, consolidate, combine or amalgamate with any Person other than the merger, consolidation, combination or amalgamation of a wholly owned Subsidiary of the Company with the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than in the ordinary course of business as currently conducted or transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

(v)            sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any portion of its assets, other than sales, leases or dispositions of assets that, (A) if other in the ordinary course of business consistent with past practice, do not involve consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) are required pursuant to a Contract in effect prior to the date of this Agreement;

(vi)            adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

(vii)            change in any material respect its accounting principles, practices or methods, except as required by GAAP or applicable Law;

(viii)            except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s or any Subsidiary’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Action relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)            (A) pay or agree to pay to any trustee, director, member, manager, officer, or other individual service provider of the Company or any of its Subsidiaries any compensatory payment or benefit not required by any Company Plan existing as of the date hereof; (B) establish any new Employee Benefit Plan or amend any Company Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; or (C) grant any material increase in the compensation payable or to become payable to any of its trustees, directors, members, managers, officers or any other employees; provided, that no action will be a violation of this Section 6.1(b)(ix) if it is (1) taken pursuant to Section 3.2 or as permitted under Section 6.1(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Company Plan in existence on the date of this Agreement;

(x)            make any loans, advances or capital contributions to, or investments in, any other Person, or amend, modify or waive any material rights under any loan or investment, except (A) for transactions involving Company Loans and Company Investments in the ordinary course of business (including funding of commitments made thereunder) or (B) for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)            enter into any Contract that would be a Company Contract or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect, except (A) in the ordinary course of business consistent with past practice and as would not prevent or materially delay the consummation of the Transactions, (B) entry into any agreements in connection with the making of loans as and to the extent permitted by Section 6.1(b)(x), and (C) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company;

(xii)            settle, or offer or propose to settle, any Action (excluding any audit, claim or other Action in respect of Taxes);

(xiii)            place in custody or trust with, or otherwise deliver or commit to deliver to, any Person any amounts for the purpose of funding any indemnification obligations or advancing any expenses related to such indemnification obligations, in each case, other than such advancements or reimbursements that are required by the Advisor Agreement, the Indemnification Agreements or Organizational Documents of the Company;

(xiv)            take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xv)            other than in the ordinary course of business consistent with past practice, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $2,000,000;

(xvi)            other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness of the Company or any of its Subsidiaries or any derivative financial instruments or arrangements of the Company or any of its Subsidiaries, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (B) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by the wholly owned Subsidiaries of the Company of Indebtedness of the Company or any other wholly owned Subsidiaries of the Company, which Indebtedness is incurred in compliance with this clause (xvi);

(xvii)            enter into any new line of business;

(xviii)            take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act; or

(xix)            agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

(c)            Not earlier than seven (7) Business Days nor later than five (5) Business Days before the Closing, the Company shall deliver to Parent a good faith estimate of Company Transaction Expenses (such amount, the “Closing Company Transaction Expenses” ), with the amount of Closing Company Transaction Expenses updated by the Company as of immediately prior to the Closing.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Shareholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

6.2            Conduct of Parent Business Pending the Merger.

(a)            Except as (i) set forth in Section 6.2(a) of the Parent Disclosure Schedules, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers, suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would also constitute a breach of such other provision of Section 6.2(b).

(b)            Except (i) as set forth in Section 6.2(b) of the Parent Disclosure Schedules, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice except to the extent that the Parent Board determines to modify its regular quarterly dividend rate payable in respect of the Parent Common Stock; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock; (3) dividends or other distributions to Parent or any Subsidiary of Parent by any direct or indirect Subsidiary of Parent; or (4) without duplication of the amounts described in clauses (1), (2) and (3), dividends or other distributions necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); or (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent;

(ii)            amend Parent’s Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Transactions;

(iii)            adopt a plan of complete or partial liquidation or dissolution of Parent;

(iv)            change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(v)            take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(vi)            take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(vii)            issue any share of Parent Capital Stock or other equity security convertible into shares of Parent Capital Stock that would reasonably be expected to prevent or materially delay the consummation of the Transactions or require the approval of the holders of any shares of Parent Capital Stock; or

(viii)            agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

(c)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

6.3            No Solicitation by the Company.

(a)            From and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VII and the Effective Time, the Company agrees that it shall, shall cause each of its Subsidiaries and its and their officers to, and shall instruct and use commercially reasonable efforts to cause its and their trustees, directors and other Representatives to immediately (i) cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”); (ii) request the prompt return or destruction of all non-public information concerning the Company or any of its Subsidiaries previously furnished to any such Prior Company Bidder with whom a confidentiality agreement was entered into at any time within the one-year period immediately preceding the date hereof; (iii) cease providing any further information with respect to the Company or any Company Subsidiaries or any Company Competing Proposal to any such Prior Company Bidder; and (iv) terminate all access granted to any such Prior Company Bidder to any physical or electronic data room.

(b)            Except as otherwise permitted by this Section 6.3, from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, shall cause each of its Subsidiaries and its and their respective officers not to, and shall instruct and use commercially reasonable efforts to cause its and their respective trustees, directors and other Representatives not to, directly or indirectly through another Person, (A) solicit, initiate, or knowingly encourage the making of a Company Competing Proposal, (B) in connection with any Company Competing Proposal, furnish any non-public information relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any third party (and such third party’s Representatives, including potential financing sources of such third party), (C) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.3(b) (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 6.3(b)) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.3(b)), (D) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (E) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement as provided in Section 6.3(c)(ii)) providing for a transaction that is the subject of a Company Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (F) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or any amendment or supplement thereto, or (G) fail publicly to reaffirm without qualification the Company Board Recommendation within ten (10) Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Shareholders Meeting, as it may be adjourned or postponed), provided that the Company shall only be obligated to make such public reaffirmation once per publicly announced Company Competing Proposal and no more than once for each instance where there is a material modification to the financial terms of a Company Competing Proposal that is publicly announced (the taking of any action described in clauses (D), (F) or (G) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”) ..

(c)            Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company and any of its Subsidiaries may, directly or indirectly, through any Representative:

(i)            seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under Section 6.3(c)(ii);

(ii)            engage in the activities prohibited by Sections 6.3(b)(B) and 6.3(b)(C) with any Person if (1) the Company receives a written, bona fide Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing Proposal did not result from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished to such Person or its Representative until the Company receives an executed Acceptable Confidentiality Agreement from such Person and (B) any non-public information concerning the Company or any of its Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as reasonably practicable after providing it to such Person or its Representatives; provided, further, that prior to taking any such actions, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or is reasonably expected to lead to, a Company Superior Proposal; and

(iii)            in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not result from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(d), specifying the material terms and conditions of such proposal, and that the Company intends to effect a Company Change of Recommendation, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the fifth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two (2) Business Days after notification of such change to Parent.

(d)            The Company shall notify Parent promptly after receipt of any Company Competing Proposal or any request for non-public information regarding the Company or any of its Subsidiaries by any third party that informs the Company that it is considering making, or has made, a Company Competing Proposal (in each case within 48 hours thereof). Such notice shall be made in writing and shall identify the Person making such Company Competing Proposal and indicate the material terms and conditions of any Company Competing Proposals or Inquiries, to the extent known. The Company shall also promptly notify Parent, in writing, if it enters into discussions or negotiations concerning any Company Competing Proposal or provides non-public information to any Person in each case in accordance with Section 6.3(c), notify Parent of any change to the financial and other material terms and conditions of any Company Competing Proposal and otherwise keep Parent reasonably informed of the status and terms of any Company Competing Proposal on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement or similar agreement that would prohibit it from providing such information to Parent.

(e)            Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Shareholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(c)(iii)), to make a Company Change of Recommendation in response to a Change in Circumstances if, prior to taking such action, (i) the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Change in Circumstances, the failure to take such action would be inconsistent with its legal duties as trustees under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation, including the Change in Circumstances), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the fifth Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that, in light of such Change in Circumstances, the failure to make a Company Change of Recommendation would be reasonably expected to be inconsistent with its legal duties as trustees under applicable Law.

(f)            Nothing contained in this Agreement will prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company Shareholders that is required by applicable Law or if the Company Board (acting on the recommendation of the Special Committee) determines, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the trustees’ duties under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act will not constitute a Company Change of Recommendation); provided, however, that neither the Company nor the Company Board will be permitted to recommend that the Company Shareholders tender any securities in connection with any tender offer or exchange offer that is a Company Competing Proposal or otherwise effect a Company Change of Recommendation with respect thereto, except as permitted by this Section 6.3.

(g)            From and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party, except solely to allow the applicable party to make a non-public Company Competing Proposal to the Company Board.

6.4            Preparation of Proxy Statement/Prospectus and Registration Statement.

(a)            Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement/Prospectus and any amendments or supplements thereto used by the Company to obtain the Company Shareholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Common Shares, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements thereto. Notwithstanding anything to the contrary, subject to compliance with the Securities Act, the proxy statement for the purpose of soliciting proxies from Company Shareholders for the matters to be acted upon at the Company Shareholders Meeting may be mailed to Company Shareholders prior to mailing Company Shareholders the prospectus for the shares of Parent Common Stock to be issued pursuant to the Transactions and shares of Parent Common Stock potentially issuable pursuant to the CVRs, provided that such prospectus is mailed to such Company Shareholders prior to the Company Shareholders Meeting.

(b)            Promptly following the date hereof, the Company and Parent shall cooperate in preparing a mutually acceptable Proxy Statement/Prospectus relating to the matters to be submitted to the holders of Company Common Shares at the Company Shareholders Meeting, and Parent shall use commercially reasonably efforts to prepare and file with the SEC the Registration Statement as promptly as practicable following the date of this Agreement. The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent will advise the Company promptly after it receives any request by the SEC for amendment of the Registration Statement or oral or written comments thereon and proposed responses thereto or any request by the SEC for additional information and, in each case, promptly furnish to the Company copies of such request and/or communications. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any oral or written comments of the SEC or otherwise communicating with the SEC or its staff with respect to the Registration Statement, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) provide the other with the opportunity to participate in any meeting with SEC staff, (iii) include in such document or response all comments reasonably proposed by the other and (iv) not file or mail such document or respond to or meet with the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by Parent that are incorporated by reference in the Registration Statement, this right of approval shall apply only with respect to information relating to the Company, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further, that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Proxy Statement/Prospectus to effect such Company Change of Recommendation without the prior written consent of Parent.

(c)            Parent shall make all necessary filings with respect to the Merger and the other Transactions under the Securities Act and the Exchange Act and the applicable blue sky laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)            If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers, trustees or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement and the Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.

6.5            Company Shareholders Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following the effectiveness of the Registration Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Shareholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Shareholders Meeting and the Company Board shall solicit from the Company Shareholders proxies in favor of the approval of the Merger and the other Transactions, and the Proxy Statement/Prospectus shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Shareholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company Shareholders, (B) if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Common Shares represented (either in person or by proxy) to establish a quorum at such Company Shareholders Meeting, or (C) to permit compliance with the processes contemplated by Sections 6.3(c)(iii) and 6.3(e), and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Common Shares represented (either in person or by proxy) to obtain the Company Shareholder Approval. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Shareholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

6.6            Access to Information.

(a)            Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives at the requesting party’s sole expense, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as such other party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.6(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing Contract or agreement or a Contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6(a) for any purpose unrelated to the consummation of the Transactions.

(b)            The Confidentiality Agreement dated as of December 16, 2022 between Parent, the Company, United Development Funding Income Fund V, a Maryland real estate investment trust, and the Company Advisor (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.

(c)            Prior to the Closing, the Company shall use commercially reasonable efforts to cause the Company Advisor and each Affiliate of the Company Advisor to deliver to the Company all Contracts and records in the Company Advisor’s or any of its Affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any of its Subsidiaries is a party, and with respect to records, to the extent they pertain to the business of the Company and its Subsidiaries, provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Advisor and are not owned property of the Company or any of its Subsidiaries.

6.7            Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.7, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)            In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c)            In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

6.8            Indemnification; Directors’ and Officers’ Insurance.

(a)            Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company’s Organizational Documents, any employment agreement or any indemnification agreement in effect on the date hereof or otherwise, from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless (i) each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a trustee, director, member, manager, or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a trustee, director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or (ii) the Company Advisor or any of its Affiliates (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Action to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a trustee, director, member, manager, officer, agent (including the Company Advisor and its affiliates) or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a trustee, director, manager, officer, employee or agent (including the Company Advisor and its affiliates) of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person would be entitled to be so indemnified by the Company or its Subsidiaries on the date hereof pursuant to agreements or arrangements in place, including indemnification agreements, Organizational Documents or otherwise, provided, however that the Surviving Company or Parent may require a written undertaking from such Indemnified Person to reimburse all such fees and expenses to the extent it is finally, judicially determined that such Indemnified Person is not entitled to indemnification for such fees and expenses with respect to such Indemnified Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Company, as applicable, (i) shall not be liable for any settlement or compromise effected after the date hereof and prior to the Closing without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnified Person to the extent it is finally, judicially determined that the Indemnified Person is not entitled to such indemnification or expense advancements, in which case the Indemnified Person shall promptly refund to Parent or the Surviving Company the amount of all such amounts theretofore advanced or indemnified pursuant hereto, if any.

(b)            Parent and the Surviving Company shall indemnify any Indemnified Person (including the Trust Indemnitees) against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.8, relating to the enforcement of such Person’s rights under this Section 6.8 or under any Organizational Document or Contract in the event such Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(c)            The Surviving Company’s Organizational Documents shall incorporate the rights to indemnification set forth in Section 11.3 of the Declaration of Trust for such Persons entitled to such rights to indemnification as provided therein as of immediately prior to the Effective Time (the “Trust Indemnitees”). Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries (or the Organizational Documents of any successors thereto) in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries (or the Organizational Documents of any successors thereto) of any Indemnified Person (including any Trust Indemnitee) to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries (and any successors thereto) to, and the Surviving Company shall, fulfill and honor any indemnification, expense advancement or exculpation agreements (x) pursuant to any Indemnification Agreement (y) between the Company or any of its Subsidiaries and any Trust Indemnitee (including the rights to indemnification set forth in Section 11.3 of the Declaration of Trust), and (z) between the Company or any of its Subsidiaries and any of its trustees, directors, members, managers, officers or employees existing as of the date of this Agreement.

(d)            On or prior to the Closing Date, the Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six (6) years from the Effective Time from insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.

(e)            The provisions of this Section 6.8 (i) will survive consummation of the Merger; (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Trust Indemnitees) to the extent of such indemnified or insured party’s interest therein, and his, her or its successors, heirs and estates, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(f)            In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.8. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.8.

6.9            Transaction Litigation. Each party shall give the other party notice of, and a reasonable opportunity to participate in the defense or settlement of any Action commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”), and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent.

6.10            Treatment of Current Advisory Agreement. On the date hereof, the Company and the Company Advisor have entered into the Termination Agreement, to which Parent is an express third party beneficiary, terminating the Current Advisory Agreement effective as of the Effective Time, and such termination shall be without any liability (except to the extent specifically set forth therein, including any provisions therein that survive termination in accordance with their terms) to the Company, any of its Subsidiaries, Parent, any Affiliate of Parent, or the Surviving Company. The Company has provided to Parent a true, correct and complete copy of the executed Termination Agreement. The Company shall not amend, modify or waive any rights under the Current Advisory Agreement or terminate, amend, modify or waive any rights under the Termination Agreement without Parent’s prior written consent. Notwithstanding anything herein to the contrary, in no event shall the Company pay the Company Advisor any amounts in excess of the amounts that are expressly required to be paid by the Company pursuant to the terms of the Current Advisory Agreement.

6.11            Treatment of CVR Agreement. At or prior to the Effective Time, Parent shall deliver or cause to be delivered to the Company the CVR Agreement duly executed by the parties thereto.

6.12            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Company Advisor, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock or other equity interests are traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Competing Proposal or Company Change of Recommendation; provided, however, that each party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.

6.13            Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14            Transfer Taxes. Parent and the Company shall cooperate to minimize the amount of Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property and personal property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The portion of the consideration to be received by holders of Company Common Shares in connection with the Merger that is allocable to the real property of the Company and its subsidiaries shall be determined by Parent in its reasonable discretion.

6.15            Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Transaction Litigation and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

6.16            Listing Application. Parent shall take all actions necessary to cause the Parent Common Stock to be issued in the Merger (including in respect of the CVRs) to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

6.17            Closing Dividend Calculation. At least five (5) Business Days prior to the anticipated Closing Date, the Company shall provide to Parent a detailed calculation of the Closing Dividend Amount (the “Closing Dividend Calculation”). Subject to Section 6.6, the Company shall provide reasonable and timely access to the work papers and other books and records, information and personnel as reasonably necessary for Parent to review the Closing Dividend Calculation. Within two (2) Business Days of receipt, Parent shall deliver to the Company either a written acceptance of the Closing Dividend Calculation or a statement setting forth any proposed adjustments to the Closing Dividend Calculation. If Parent proposes adjustments to the Closing Dividend Calculation, the parties shall work in good faith to resolve the differences and come to an agreed to Closing Dividend Amount. If Parent and the Company fail to reach such an agreement within two (2) Business Days of the Company’s receipt of Parent’s proposed adjustment, an independent accounting firm mutually acceptable to Parent and the Company shall make the final determination with respect to the Closing Dividend Amount. The costs and expenses of the independent accounting firm shall be split equally between the parties.

6.18            Tax Matters.

(a)            The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(d), Section 7.2(g) and Section 7.3(g), (ii) deliver to Alston & Bird LLP and Gibson, Dunn & Crutcher LLP an officer’s certificate in a form substantially similar to Exhibit B, dated as of the Closing Date and signed by an officer of the Company (the “Company Tax Representation Letter”), and (iii) deliver to Company REIT Counsel an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations as shall be reasonably necessary or appropriate to enable Company REIT Counsel to render the opinion described in Section 7.2(d) on the Closing Date.

(b)            Parent and Merger Sub shall (i) use their reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(g) and Section 7.3(d) and Section 7.3(g), (ii) deliver to Alston & Bird LLP and Gibson, Dunn & Crutcher LLP an officer’s certificate in a form substantially similar to Exhibit C, dated as of the Closing Date and signed by an officer of Parent (the “Parent Tax Representation Letter”), and (iii) deliver to Alston & Bird LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations as shall be reasonably necessary or appropriate to enable Alston & Bird LLP to render the opinion described in Section 7.3(d) on the Closing Date.

(c)            Parent, the Company, and Merger Sub intend that the Merger qualify for the Intended Tax Treatment. Each of Parent, the Company, and Merger Sub (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, (ii) shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment, (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the Tax Opinions and (iv) will cooperate with the tax counsel that are to render the Tax Opinions by providing appropriate representations as to factual matters on the Closing Date and the date of any Tax Opinions delivered in connection with the Form S-4, as applicable, including in the case of the Company, the representations in the Company Tax Representation Letter, and in the case of Parent, the representations in the Parent Tax Representation Letter.

(d)            None of Parent, the Company, or Merger Sub shall, nor shall they permit their Affiliates to, take any action, and Parent, the Company, and Merger Sub shall not, and shall ensure that their Affiliates do not, fail to take any action, which action or failure to act would prevent, preclude or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) for the Intended Tax Treatment.

(e)            Parent and the Company shall promptly notify the other if, at any time before the Effective Time, Parent or the Company, respectively, becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, preclude, or impede the Intended Tax Treatment. Each of Parent, the Company, and Merger Sub agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

(f)            Immediately prior to the Closing, the Company shall execute and deliver the Company Tax Representation Letter to Parent Tax Counsel and Company Tax Counsel.

(g)            Immediately prior to the Closing, Parent shall execute and deliver the Parent Tax Representation Letter to Parent Tax Counsel and Company Tax Counsel.

(h)            Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications, covenants, and representations included in the certificates described in this Section 6.18.

(i)            This Agreement (including any other agreements entered into pursuant to this Agreement) is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

6.19      Takeover Laws(a)      . The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

6.20            Transition Services. The parties shall work together with the Company Advisor to negotiate in good faith a customary transition services agreement (“TSA”) with respect to (a) the transition of data of the Company managed and/or held by the Company Advisor to Parent or its Affiliates and (b) certain services relating to the continued operations of the Company while data of the Company managed and/or held by the Company Advisor is transitioned to Parent or its Affiliates. The parties and the Company Advisor shall enter into the TSA, in a form mutually acceptable to the parties and the Company Advisor, prior to or concurrent with the Closing.

Article VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties (in the case of the Company, acting on the recommendation of the Special Committee), in whole or in part, to the extent permitted by applicable Law:

(a)            Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b)            No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other Action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)            Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Action to that effect shall have been commenced or threatened.

7.2            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a) and Section 4.3(a) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)            Compliance Certificate. Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d)            REIT Opinion. Parent shall have received a written opinion of Gibson, Dunn & Crutcher LLP or other counsel to the Company reasonably acceptable to Parent (“Company REIT Counsel”), addressed to the Company and dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2021, the Company has been organized and, through the date hereof, operated in conformity with the requirements for qualification and taxation as a REIT under the Code, determined for this purpose as if the taxable year of the Company ended as of the Effective Time. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)            Absence of Company Material Adverse Effect. Except as disclosed in Section 7.2(e) of the Company Disclosure Schedules, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.

(f)            Minimum Cash. After giving effect to any distributions to holders of Company Common Shares permitted by Section 6.1(b)(i), immediately prior to the Effective Time (and without giving effect to the payment of the one-half of the cost of the D&O Insurance that constitutes a Parent Transaction Expense), the Company and its Subsidiaries shall have not less than the sum of (i) $15,000,000 of unrestricted consolidated cash and cash equivalents plus (ii) the amount of any Proceeds (as defined in the CVR Agreement) received by the Company or any of its Subsidiaries after September 30, 2024 and prior to the Closing.

(g)            Reorganization Opinion. Parent shall have received the written opinion of its counsel, Alston & Bird LLP (“Parent Tax Counsel”), addressed to Parent and dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization with the meaning of Section 368(b) of the Code (the “Parent Tax Opinion”). In rendering such opinion, Alston & Bird LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. Parent shall have received a copy of the Company Tax Opinion. The condition set forth in this Section 7.2(g) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure. The condition set forth in this Section 7.2(g) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

7.3            Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company (acting on the recommendation of the Special Committee), in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) and Section 5.3(a) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)            Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)            REIT Opinion. The Company shall have received a written opinion of Alston & Bird LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2017, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualification and based on customary representations contained in officer’s certificates executed by Parent, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)            Listing; Classification. The shares of Parent Common Stock to be issued in the Merger (including shares of Parent Common Stock issuable pursuant to CVRs) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)            Absence of Parent Material Adverse Effect. Except as disclosed in Section 7.3(f) of the Parent Disclosure Schedules, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, that is continuing.

(g)            Reorganization Opinion. The Company shall have received the written opinion of its counsel, Gibson, Dunn & Crutcher LLP (“Company Tax Counsel”), addressed to the Company and dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company and Parent will each be a party to that reorganization with the meaning of Section 368(b) of the Code (the “Company Tax Opinion”, and together with the Parent Tax Opinion, the “Tax Opinions”). In rendering such opinion, Gibson, Dunn & Crutcher LLP may rely upon the Parent Tax Representation letter and the Company Tax Representation Letter. The Company shall have received a copy of the Parent Tax Opinion. The condition set forth in this Section 7.3(g) shall not be waivable after receipt of the Company Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

(h)            CVR Agreement. The CVR Agreement shall have been executed and become effective as of the Effective Time.

(i)            Closing Dividend. The Closing Dividend shall have been paid in full.

7.4            Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

Article VIII

TERMINATION

8.1            Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Shareholder Approval has been obtained:

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company (upon the approval of the Special Committee) or Parent:

(i)            if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(ii)            if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time on April 15, 2025 (such date being the “End Date”); provided, that, if the Registration Statement is declared effective by the SEC after February 14, 2025 and on or before April 15, 2025, the End Date shall be sixty (60) days following the date the Registration Statement is declared effective by the SEC; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)            in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true, correct and complete which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is thirty (30) days after the giving of written notice to the breaching party of such breach or failure to be true, correct and complete and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)            if the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting;

(c)            by Parent, prior to receipt of the Company Shareholder Approval, if the Company, the Company Board or the Special Committee thereof shall have effected a Company Change of Recommendation, whether or not pursuant to and in accordance with Section 6.3(c)(iii) or Section 6.3(e); or

(d)            by the Company (upon approval by the Special Committee), prior to receipt of the Company Shareholder Approval, in order to authorize the entry into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in connection with a Company Superior Proposal in accordance with Section 6.3(c) (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(c).

8.2            Notice of Termination; Effect of Termination.

(a)            A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)            In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including but not limited to, in the case of the Company, the recovery by the Company of damages based on the consideration that would have been payable to the Company Shareholders, which shall be deemed to be damages of the Company and recoverable by the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, except in instances where a Termination Fee or Expense Reimbursement is paid to Parent pursuant to Section 8.3.

8.3            Expenses and Other Payments.

(a)            Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)            If either party terminates this Agreement pursuant to Section 8.1(b)(iv), then the Company shall pay, or cause to be paid to, Parent the Expense Reimbursement pursuant to the procedures set forth in Section 8.4 no later than two (2) Business Days after notice of termination of this Agreement.

(c)            If (1) Parent terminates this Agreement pursuant to Section 8.1(c), then the Company shall pay, or cause to be paid to, Parent the Termination Fee pursuant to the procedures set forth in Section 8.4 no later than two (2) Business Days after notice of termination of this Agreement, (2) the Company terminates this Agreement pursuant to Section 8.1(d), then the Company shall pay Parent the Termination Fee pursuant to the procedures set forth in Section 8.4 concurrently with notice of termination of this Agreement, or (3) either party terminates this Agreement pursuant to Section 8.1(b)(iv) following any Company Change of Recommendation, then the Company shall pay, or cause to be paid to, Parent the Termination Fee pursuant to the procedures set forth in Section 8.4 no later than two (2) Business Days after notice of termination of this Agreement.

(d)            If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv), (ii) on or before the date of the Company Shareholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within twelve (12) months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay, or cause to be paid to, Parent the Termination Fee pursuant to the procedures set forth in Section 8.4, within two (2) Business Days of the earlier of the Company’s entering into such definitive agreement or consummation of such Company Competing Proposal. For purposes of this Section 8.3(d), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%.”

(e)            In no event shall Parent be entitled to receive more than one payment of a Termination Fee or an Expense Reimbursement. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails promptly to pay any amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 12% per annum. If, in order to obtain such payment, Parent commences an Action that results in judgment for Parent for such amount, the Company shall pay Parent its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action, in an amount not to exceed $1,000,000 in the aggregate. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

8.4            Payment of Amount or Expense.

(a)            Upon determination that the Company is obligated to pay Parent the Termination Fee or Expense Reimbursement, the Company shall pay Parent directly in cash by wire transfer of immediately available funds (to an account designated by Parent) an amount equal to the lesser of (i) the Termination Fee or Expense Reimbursement and (ii) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (the “Qualifying Income”), as determined by Parent’s independent certified public accountants. In the event that any portion of the Termination Fee or Expense Reimbursement cannot be paid directly to Parent pursuant to clause (i) of the preceding sentence, the Company shall deposit into escrow with an escrow agent selected by the Company (the “Escrow Agent”) and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by the Company, Parent and the Escrow Agent (the agreement effecting such deposit, the “Escrow Agreement”) an amount in cash equal to the Termination Fee or Expense Reimbursement, less any amounts paid directly to Parent pursuant to clause (ii) of the preceding sentence (the amount of such deficit, the “Deficit Amount”). The payment or deposit into escrow of the Deficit Amount pursuant to this Section 8.4(a) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 8.3 by wire transfer.

(b)            The Escrow Agreement shall provide that the Deficit Amount in escrow or any portion thereof shall not be released to Parent unless the Escrow Agent receives any one or combination of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, or a subsequent letter from Parent’s accountants revising that amount, in which case the Escrow Agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Deficit Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee or Expense Reimbursement should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agent shall release the Deficit Amount to Parent. The Escrow Agreement shall also provide that any portion of the Deficit Amount held in escrow for five (5) years shall be released by the Escrow Agent to the Company, and the Company shall have no obligation to make any further payments to Parent, notwithstanding that such Deficit Amount has not been paid as of such date nor any other provision of this Agreement. The Company shall not bear any cost of or bear any liability resulting from the Escrow Agreement, and Parent shall indemnify the Company for any such costs or liabilities assessed on the Company.

Article IX

GENERAL PROVISIONS

9.1            Disclosure Schedules Definitions. All capitalized terms in the Company Disclosure Schedules and the Parent Disclosure Schedules shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2            Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Section 6.8 and Articles I, II, III and IX will survive the Closing. The Confidentiality Agreement shall (i) survive execution of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3            Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:

Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Attention: Andrew Ahlborn
E-mail: aahlborn@waterfallam.com

with a required copy to (which copy shall not constitute notice):

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Michael Kessler, David E. Brown, Jr.
michael.kessler@alston.com;
david.brown@alston.com

(ii)	if to the Company, to:

United Development Funding IV
2201 W Royal Lane, Suite 240
Irving, Texas 75063
Attention: James P. Kenney
jkenney@star-plex.com

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
1700 M Street NW
Washington, D.C. 20037
Attention: Stephen Glover; Evan D’Amico; James Springer
siglover@gibsondunn.com;
edamico@gibsondunn.com;
jspringer@gibsondunn.com

9.4            Rules of Construction.

(a)            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)            The inclusion of any information in the Company Disclosure Schedules or Parent Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, that such information is required to be listed in the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Schedules and Company Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedules and Parent Disclosure Schedules are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Schedules or Parent Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)            The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedules or Parent Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)            All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

(e)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

9.5            Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (.pdf) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6            Entire Agreement; Third Party Beneficiaries.

(a)            This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)            Except for the provisions of Article III and Section 6.8 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7            Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH CHOSEN COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

9.9            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10            Remedies; Specific Performance.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(c)            This parties’ rights in this Section 9.10 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.10. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such Action.

9.11            Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards (in the case of the Company Board, acting on the recommendation of the Special Committee) at any time before or after approval of the Merger by the Company Shareholders, but, after any such approval, no amendment shall be made which by law would require the further approval by the Company Shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.12            Extension; Waiver. At any time prior to the Effective Time, either the Company (acting on the recommendation of the Special Committee), on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

9.13            No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement or any other ancillary agreement or the negotiation, execution or performance of this Agreement or any other ancillary agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement), may be made only against (and are those solely of) the parties to this Agreement or the applicable ancillary agreement. No Person who is not a party to this Agreement, including any current, former or future trustee, Representative or Affiliate of any party, or any current, former or future trustee, Representative or Affiliate of any of the foregoing (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations, liabilities or causes of action arising under, out of, in connection with or related in any manner to this Agreement or such other ancillary agreement, as applicable, or based on, in respect of or by reason of this Agreement or such other ancillary agreement, as applicable, or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each party hereby waives and releases all such claims, obligations, liabilities and causes of action against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a party or otherwise impose liability of a party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, under-capitalization or otherwise, and (b) each party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any other ancillary agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement or any other ancillary agreement. Each Non-Party Affiliate is intended to be an express third-party beneficiary of this Section 9.13 and may specifically enforce its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

READY CAPITAL CORPORATION

By:
Name:
Title:

RC MERGER SUB IV, LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

UNITED DEVELOPMENT FUNDING IV

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Certain Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, however, that such confidentiality agreement shall not (a) be required to include any “standstill” provision in such confidentiality agreement, (b) prohibit compliance by the Company with the provisions of Section 6.3 or (c) provide for an exclusive right to negotiate with the Company.

“Action” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (other than office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York are authorized or obligated to be closed.

“Change in Circumstances” means any fact, event, change, development or circumstance not known or reasonably foreseeable by the Company Board as of the date hereof, which fact, event, change, development or circumstance becomes known to the Company Board prior to the Company Shareholder Approval; provided, however, that in no event shall any of the following constitute a Change in Circumstances: (i) the receipt, existence or terms of a Company Competing Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal; or (ii) the fact (in and of itself) that the Company meets or exceeds any internal or published forecasts or projections for any period (but the underlying causes or contributing factors resulting in the Company meeting or exceeding such forecasts or projections shall not be excluded from being considered a Change in Circumstances).

“Closing Dividend Amount” means an amount up to but not exceeding the sum of (i) $75,000,000 minus (ii) the Quarterly Dividend Amount minus (ii) such further amount as may be necessary to assure satisfaction of the condition set forth in Section 7.2(f).

“Company Advisor” means UMTH General Services, L.P., a Delaware limited partnership.

“Company Capital Shares” means Company Common Shares and Company Preferred Shares.

“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Shareholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 20% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Company Equity Plans” means the United Development Funding IV Advisor Equity Plan, the United Development Funding IV Equity Plan and the United Development Funding IV Non- Executive Trustee Stock Plan.

“Company Financial Statements” means (i) the audited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows of the Company, including the notes thereto, as of and for each of the fiscal years ended December 31, 2023 and 2022 and (ii) the unaudited consolidated balance sheets, statements of income and statements of cash flows as of and for the interim fiscal period ended on September 30, 2024 (the Financial Statements contained in clause (ii), the “Company Interim Financial Statements”).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is owned by a third party but used, accessed, licensed, sublicensed, sold or otherwise exploited by the Company or any of its Subsidiaries in connection with the businesses of the Company or any of its Subsidiaries as previously conducted, or currently conducted by the Company or any of its Subsidiaries.

“Company Outstanding Share Number” means the sum of (i) the number of Company Common Shares issued and outstanding (excluding any Cancelled Shares) as of the Determination Date plus (ii) the number of Company Common Shares issuable upon exercise or exchange of the Company Equity Awards that shall vest effective as of immediately prior to the Effective Time, in accordance with Section 3.2(c).

“Company Owned Intellectual Property” means any and all Intellectual Property owned by the Company or its Subsidiaries (i) that are, to the extent related to the business of the Company or its Subsidiaries as previously conducted or currently conducted by the Company or any of its Subsidiaries, owned or purported to be owned (in whole or in part) by or on behalf of the Company or any of its Subsidiaries, or (ii) other than Company Licensed Intellectual Property, that are used or held for use in the conduct of the Business as previously conducted or currently conducted by the Company or any of its Subsidiaries.

“Company Shareholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding Company Common Shares entitled to vote on the Merger in accordance with the MRL and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Company Board (acting on the recommendation of the Special Committee) determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Shareholders than the Transactions.

“Company Transaction Expenses” means the cumulative expenses incurred by the Company or any of its Subsidiaries in connection with the Transactions, in each case, unpaid prior to the Effective Time or that would become payable upon and as a result of the consummation of the Closing, including (i) all fees and expenses for services rendered to the Company by financial and legal advisers, financial printer, consultant, transfer agent and virtual data room provider with respect to the drafting, negotiation, execution and delivery of this Agreement and any ancillary agreements and the consummation of the Transactions, (ii) all severance, retention, “change of control,” “success” or other similar bonus payments triggered (excluding “double trigger” benefits or arrangements) as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll taxes with respect to any of the foregoing) and payable or reimbursable by the Company, (iii) any payments required to be made by the Company in connection with a pre-Closing settlement of Transaction Litigation by the Company pursuant to Section 6.9, (iv) any fees to be paid to the Company Advisor pursuant to the Termination Agreement, and (v) one-half of the cost of the D&O Insurance; provided, however, that notwithstanding anything herein to the contrary, Company Transaction Expenses shall not include the one-half of the cost of the D&O Insurance that constitutes a Parent Transaction Expense. For the avoidance of doubt, any expense included in Parent Transaction Expenses shall be excluded from Company Transaction Expenses.

“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, sales order or purchase order.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Advisory Agreement” means the Advisory Agreement, dated as of May 29, 2014, as amended, by and among the Company and the Company Advisor.

“Custodian Agreements” means, collectively, the (a) Custodial Agreement, dated November 29, 2024, by and between the Company and U.S. National Association and (b) Custodial Agreement, dated November 29, 2024, by and between USF IV Acquisitions, L.P. and U.S. National Association

“CVR” means the contingent value rights issued pursuant to the CVR Agreement.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retirement plan, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee, contractor of the Person, or any individual performing services for the Company or any of its Subsidiaries.

“Employment Matters” means all matters relating to the employment or engagement of labor or workers, including matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; pay transparency; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; pay transparency; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; prevailing wages; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.416.

“Expense Reimbursement” means actual Parent Transaction Expenses incurred, not to exceed $1,000,000.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Indebtedness” of any Person means, without duplication: (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (iv) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (v) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (vii) indebtedness of others as described in clauses (i) through (vi) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Agreements” means those certain indemnification agreements, dated as of November 25, 2024, by and between the Company and each of those persons set forth in Section 1.1 of the Company Disclosure Schedules.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all: (a) patents and applications for the same, and continuations, continuations-in-part, divisionals, reexaminations, and reissues thereof, and all patents and applications claiming priority from or claiming priority to any of the foregoing; (b) trademarks, service marks, trade names, product names, brand names, slogans, logos, trade dress and other identifiers of source, and registrations and applications for registrations directed to any of the foregoing (including all goodwill associated with any foregoing); (c)  copyrightable works of authorship, copyright rights therein, and copyright registrations and applications to register any of the foregoing; (d) Internet domain names, Internet protocol addresses, URLs and other electronic identifiers; and (e) trade secrets.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all of the Software, computer hardware, computer systems, databases, networks, platforms, peripherals, workstations, routers, hubs, switches, circuits, servers and other information technology equipment and related infrastructure, which, in each case, are used, held for use, operated, owned or controlled by the Company or any of its Subsidiaries.

“knowledge” means the actual knowledge, after due inquiry, of (i) in the case of the Company, the individuals listed in Section 1.2(a) of the Company Disclosure Schedules and (ii) in the case of Parent, the individuals listed in Section 1.2(a) of the Parent Disclosure Schedules.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Malicious Code” means any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code designed or intended to damage, destroy, or prevent the access to or use of any data or file without the user’s consent (except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Software to an authorized user).

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (i) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (I) changes in interest rates and changes in exchange rates for the currencies of any countries and (II) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (c) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (d) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including actions or events resulting therefrom)); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (f) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (g) except for purposes of Sections 4.3(b) and 5.3(b), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (h) any actions taken or failure to take action, in each case, at the request or consent of another party to this Agreement; (i) except for purposes of Sections 4.3(b) and 5.3(b), compliance with the terms of, or the taking of any action expressly required by, this Agreement; or (j) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) materially disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software License” means non-exclusive licenses of unmodified, off-the-shelf (as such term is commonly understood) commercially available Software solely for the internal use of the Company or any of its Affiliates pursuant to shrink-wrap or click-through license agreements under non-discriminatory pricing terms on a retail basis.

“Organizational Documents” means (i) with respect to a trust, the declaration of trust and bylaws thereof, (ii) with respect to a corporation, the charter or certificate of incorporation, as applicable, and bylaws thereof, (iii) with respect to a limited liability company, the certificate of formation or articles of organization, as applicable, and the operating or limited liability company agreement thereof, (iv) with respect to a partnership, the certificate of formation and the partnership agreement, and (v) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (i) when used with respect to the Company, Parent and Merger Sub and (ii) when used with respect to Parent or Merger Sub, the Company.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock of Parent, par value $ 0.0001 per share.

“Parent Preferred Stock” means the preferred stock, $0.0001 par value per share, of Parent, including the 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share, of Parent and the 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of Parent.

“Parent Transaction Expenses” means (i) the cumulative expenses incurred or expected to be incurred or paid by Parent or any of its Subsidiaries in connection with the Transactions, in each case, at or prior to the Effective Time, including all fees and expenses for services rendered to Parent by financial and legal advisers, financial printer, consultants, transfer agent and virtual data room provider with respect to the drafting, negotiation, execution and delivery of this Agreement and any ancillary agreements and the consummation of the Transactions; and (ii) one-half of the cost of the D&O Insurance.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice; (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, or (vi) which is imposed on the underlying fee interest in real property subject to a lease.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all (i) computer software programs (whether in source code, object code, firmware, middle ware or other format), and all versions, updates, revisions, improvements, and modifications of any of the foregoing, including systems, software, applications software (including mobile apps), software made available as a service (SaaS), programming tools, scripts, and interfaces; (ii) libraries and computer databases; and (iii) all documentation (including designs, descriptions, schematics, flow charts, specifications, developers notes, comments, annotations, user manuals, systems manuals and training materials) related to any of the foregoing.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover or anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, unclaimed property (regardless of whether denominated under applicable Law), including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing, statement or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Termination Fee” means a cash amount equal to $4,000,000; provided, however, that if there is a payment of the Expense Reimbursement by the Company, the Termination Fee shall be reduced by the amount of the Expense Reimbursement paid by the Company.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any stock transfer, real estate transfer, controlling interest transfer, documentary, stamp, recording, sales and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any Software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” shall mean, with respect to any party hereto, a material breach by such party that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would constitute a breach of this Agreement.

EXHIBIT A

TERMINATION AGREEMENT

[See Attached]

Exhibit A to Merger Agreement

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into on November 29, 2024, by and between United Development Funding IV, a Maryland real estate investment trust (the “Company”), and UMTH General Services, L.P., a Delaware limited partnership (“Advisor”). The Company and Advisor are each individually referred to herein as a “Party,” and collectively as the “Parties.” Capitalized terms used, but not defined herein, shall have the same meaning as set forth in the Advisory Agreement or the Merger Agreement (each as defined below), as applicable.

WHEREAS, contemporaneously with the entry into this Agreement, the Company, Ready Capital

Corporation, a Maryland corporation (“Parent”), and RC Merger Sub IV, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof, (the “Merger Agreement”), pursuant to which it is contemplated that the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity of the merger (the “Merger”); and

WHEREAS, in connection with the Merger and the other transactions contemplated by the Merger Agreement, the Parties desire, subject to the terms and conditions set forth herein, to terminate that certain Advisory Agreement, dated May 29, 2014, by and between Company and Advisor (the “Advisory Agreement”) effective as of the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:

1.	Termination of Advisory Agreement; Survival of Certain Provisions.

(a)	Termination. Concurrent with and effective upon the Closing, pursuant to Section 4.02(i) of the Advisory Agreement, the Advisory Agreement shall automatically terminate (the “Termination”); provided, however, that the following provisions of the Advisory Agreement shall survive the Termination and shall continue to remain in full force and effect: (i) Section 3.01(a) (Base Management Fee), solely to the extent of any accrued Base Management Fees due to the Advisor as of the Closing and remaining unpaid following the Closing, as further described on Exhibit “A;” (ii) Section 3.02 (Expenses), solely to the extent of any unreimbursed expenses due to the Advisor as of the Closing and remaining unpaid following the Closing, as further described on Exhibit “A;” (iii) Section 4.03 (Payments to and Duties of Advisor upon Termination) (subject to the terms hereof); and (iv) Section 5.02 (Indemnification by Advisor). For the avoidance of doubt, no fees provided for in the Advisory Agreement (including, without limitation, under Sections 3.01 (a), (b), (c), (d), (e), and (f) of the Advisory Agreement) shall be payable to the Advisor following the Closing, except solely to the extent set forth in this Section 1(a) and on Exhibit “A.” For the further avoidance of doubt, Section 5.01 (Indemnification by Trust) of the Advisory Agreement shall not survive the Termination and shall not be binding upon any Person following the Termination.

(b)	Waiver of Notice and Consent Requirement. Each of the Company and the Advisor hereby agree that this Agreement constitutes all required notice of, and consent to, termination of the Advisory Agreement pursuant to the terms of the Advisory Agreement,

(c)	Effectiveness; Termination. The Parties acknowledge and agree that this Agreement is effective as of and conditional upon the Closing. If the Merger Agreement is terminated pursuant to the terms thereof prior to the Closing, this Agreement shall automatically be void and of no further force or effect and the Advisory Agreement shall continue in full force and effect.

2.	Representations and Warranties. Each Party represents and warrants on its own behalf that:

(a)	the execution, delivery and performance by the Party of this Agreement is within its powers and has been duly authorized by all necessary action on its part;

(b)	this Agreement constitutes the legal, valid and binding agreement of the Party, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity; and

(c)	The execution, delivery and performance by the Party of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of applicable law or any contract, agreement, indenture or other instrument binding on Party or any of its assets.

3.	Further Assurances. The Parties shall cooperate with each other and shall execute and deliver, or cause to be delivered, all other instruments and shall take all other actions that any Party hereto may reasonably request from time to time in order to effectuate the provisions hereof.

4.	Entire Agreement; Amendment.

(a)	This Agreement (together with the Merger Agreement and the Advisory Agreement) represents the complete understanding between the Parties as to the subject matter hereof and is without any warranties or undertakings of any kind other than as expressly set forth herein, if any.

(b)	Any amendment or modification to this Agreement shall be effective only if in writing and signed by each Party. Each of the Parties agree that Parent shall be an express third-party beneficiary of this Agreement. The Parties further agree that, as of the date hereof, the Parties may not (i) amend, modify or waive any rights under the Advisory Agreement or (ii) subject to Section 1(c) of this Agreement, terminate, amend, modify or waive any rights under this Agreement, in each case, without Parent’s prior written consent.

2

5.	Successors and Assigns. This Agreement may not be assigned (including by operation of law) without the prior written consent of the other Parties hereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.	Governing Law. This Agreement and all disputes, controversies or matters related to or arising out of this Agreement or the subject matter of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

7.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

8.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

9.	Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement.

10.	Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile, pdf scan, or other form of electronic signature.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

COMPANY

United Development Funding IV

By:
Name:
Title:

ADVISOR

UMTH General Services, L.P.

By: UMT Services, Inc., its general partner

By:
Name:
Title:

[Signature Page to Termination Agreement]

EXHIBIT A

FEES AND EXPENSES

1.            Base Management Fees accrued and payable to Advisor pursuant to Section 3.01(a) of the Advisory Agreement for periods prior to the date of the Closing, prorated for the month in which the Closing occurs, including all days in such month up to, but not including, the date of Closing.

2.            Reimbursable expenses payable to Advisor pursuant to Section 3.02 of the Advisory Agreement for periods prior to the date of the Closing, prorated for the month in which the Closing occurs, including all days in such month up to, but not including, the date of Closing.

EXHIBIT B

COMPANY TAX REPRESENTATION LETTER

[See Attached]

Exhibit B to Merger Agreement

UNITED DEVELOPMENT FUND IV

TAX REPRESENTATION LETTER

[●], 2024

Alston & Bird LLP
950 F Street NW

Washington DC 20004

Gibson, Dunn & Crutcher LLP

1700 M. St NW

Washington, DC 20036

Ladies and Gentlemen:

In connection with the opinions (the “Opinions”) to be delivered by Alston & Bird LLP (“Alston & Bird”) and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in connection with Sections 7.2(g) and 7.3(g) of that certain Agreement and Plan of Merger and Reorganization, dated as of November 29, 2024 (as amended or modified through the date hereof, the “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RC Merger Sub IV, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and United Development Funding IV, a Maryland corporation (the “Company”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Surviving Company”), regarding certain U.S. federal income tax consequences of the Merger (as defined in the Agreement), you have requested certain representations from the Company. This letter is being provided to you in response to that request. All capitalized terms used but not defined herein shall have the meaning specified, either directly or by reference, in the Agreement. Except as otherwise provided, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and all “Treasury Regulations section” references are to the Treasury Regulations promulgated under the Code.

Recognizing and acknowledging that Alston & Bird and Gibson Dunn will rely on the representations and statements set forth in this letter in delivering their respective Opinions, and that the Opinions will be based on an assumption that all of the representations and statements set forth herein are true, accurate, and complete in all respects without regard to any qualification for knowledge, belief, intent, or otherwise, the undersigned officer of the Company hereby represents and certifies, on behalf of the Company, that the statements and representations contained herein are true, correct and complete in all respects as of the date hereof, and will be true, correct and complete in all respects through the subsequent periods specified herein:

1.	The undersigned is authorized to make all of the representations set forth herein on behalf of the Company. The undersigned is familiar with the matters set forth herein and has made such investigations of factual matters as the undersigned has deemed reasonably necessary for the purpose of making the representations and statements herein.

2.	The information and facts relating to the Merger and all related transactions (including all representations, warranties, covenants and undertakings) set forth in the Agreement and the Contingent Value Rights Agreement, dated as of [●], 2024 by and among Parent, Computershare Inc. and its affiliate Computershare Trust Company N.A. (the “CVR Agreement,” together with the Agreement, the “Transaction Agreements”) and the registration statement of Parent on Form S-4, including the joint proxy statement/prospectus contained therein, originally filed with the Securities and Exchange Commission on [●], 2024 (Registration No. [●]) as amended from time to time through the date hereof, (the “Registration Statement”) insofar as such information relates to (i) the Company and (ii) the plans or intentions of the Company, are true, correct and complete in all material respects.

3.	The Transaction Agreements (including exhibits and schedules thereto), the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent, Merger Sub and the Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Transaction Agreements, the Registration Statement and the other documents described in the Registration Statement. The Merger will be consummated solely in compliance with (i) the Transaction Agreements, (ii) the [Maryland General Corporation Law] and (iii) the descriptions contained in the Registration Statement. The Company has no plan or intention to waive or modify, and has not waived or modified, any of the material terms or conditions in the Transaction Agreements. The Merger will be effected for the business reasons described in the Registration Statement.

4.	The Transaction Agreements, the transactions contemplated therein, and the Merger Consideration were arrived at as a result of arm’s length negotiations between the Board of Directors of Parent and the Board of Directors of the Company.

5.	The aggregate fair market value of the Parent Common Stock received at the Effective Time (excluding any Parent Common Stock exchanged, transferred, or otherwise disposed of in connection with a Specified Transaction) will be at least 40 percent of the fair market value of the sum of (i) the Merger Consideration and (ii) the Closing Dividend to be received by the holders of Company Common Shares.[1]

6.	The aggregate number of shares of Parent Common Stock received at the Effective Time (excluding any Parent Common Stock exchanged, transferred, or otherwise disposed of in connection with a Specified Transaction) will be at least 50 percent of the total number of Parent Common Stock to be received by the holders of Company Common Shares (a) at the Effective Time and (b) pursuant to the CVR Agreement.

1 For purposes of this representation, “Specified Transaction” means any dividend, distribution, redemption, share buyback, share repurchase, or acquisition, directly or indirectly (whether through derivative transactions, such as equity swaps, that would have the economic effect of a transfer, or otherwise), by Parent or any person related (within the meaning of Treasury Regulations section 1.368-1(e)(4)) to Parent (a “Parent Related Person”) either (a) in connection with the Merger or (b) as part of a plan of which the Merger is a part; in each case, other than (i) any fractional Parent Shares deemed to be issued and redeemed for cash in the Merger and (ii) purchases on the open market as part of a program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701 (“Open Market Purchases”).

7.	The fair market value of Parent Common Stock to be received by each holder of Company Common Stock pursuant to the Transaction Agreements will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the management of the Company and the management of the Parent (acting on the recommendations of the Board of Directors of Parent).

8.	To the Company’s knowledge, neither Parent nor any Parent Related Person (i) has any plan, intention, or obligation to redeem, reacquire, or purchase after the Merger, directly or indirectly (including through partnerships or through third parties), any Parent Common Stock issued to former Company stockholders in the Merger or pursuant to the CVR Agreement, except for Open Market Purchases or (ii) has acquired, or will acquire, or will have at the time of the Merger any plan or intention to acquire, directly or indirectly, any Company Common Shares, other than pursuant to the Agreement.

9.	Except in connection with the Closing Dividend, none of the Company or any person related (within the meaning of Treasury Regulations section 1.368-1(e)(4)) to the Company (a “Company Related Person”) nor any person acting as an intermediary for the Company or a Company Related Person, in connection with or in contemplation of the Merger, or otherwise as part of a plan of which the Merger are a part, has participated, or will participate, in a purchase, redemption or other acquisition of, or in any distributions with respect to, any Company Common Shares or has paid or, will pay, any amount to, or on behalf of, any Company stockholder in connection with any sale, redemption or other disposition of any Company Common Shares or Parent Common Stock.

10.	There is no understanding between Parent or any person related to Parent, on the one hand, and the Company, any person related to the Company or any of their respective stockholders, on the other hand, that any Company stockholder’s ownership of Parent stock issued in the Merger or pursuant to the CVR Agreement would be transitory.

11.	No holder of Company Common Shares will receive in exchange for Company Common Shares, directly or indirectly, any consideration from Parent other than the Merger Consideration pursuant to the Transaction Agreements and in connection with the Merger.

12.	Except as otherwise provided in the Agreement, Parent, Merger Sub, the Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger. None of the Company or, to the knowledge of Parent, the Parent or Merger Sub, will reimburse any holder of Company Common Shares for any obligation of such holder in connection with the Merger.

13.	There is no indebtedness existing between Parent or any of its subsidiaries (including Merger Sub), on the one hand, and the Company or any of its subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

14.	Prior to the Effective Time, to the Company’s knowledge, neither Parent nor any of its Subsidiaries will own any Company Common Shares or any rights to acquire any shares of Company Common Shares (other than the right to acquire Company Common Shares pursuant to the Agreement).

15.	The Company conducts a “historic business” for purposes of Treasury Regulations section 1.368-1(d). The Company has not sold, transferred or otherwise disposed of, and will not sell, transfer or otherwise dispose of, any of its assets in a manner that would prevent Parent (or a member of its “qualified group” as defined in Treasury Regulations section 1.368-1(d)(4)(ii)) from, following the Merger, continuing the “historic business” of the Company or using a “significant portion” of the Company’s “historic business assets” in a business, in each case as such terms are used in Treasury Regulations section 1.368-1(d).

16.	The Company is a real estate investment trust within the meaning of section 368(a)(2)(F).

17.	The Company is not or will not be at the time of the Merger under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A).

18.	None of the compensation received (or to be received) by any stockholder-employee of the Company will be separate consideration for, or allocable to, any Company Common Shares held by such stockholder-employee; none of the Parent Common Stock received in the Merger or pursuant to the CVR Agreement by any stockholder-employees was (or will be) separate consideration for, or allocable to, any employment agreement; and the compensation paid (or to be paid) to any stockholder-employees of the Company was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

19.	The Company will not (and will cause its affiliates and subsidiaries, including, after the Merger, the Company, not to) take any position on any U.S. federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger qualifying as a “reorganization” within the meaning of section 368(a) and the Treasury Regulations promulgated thereunder, except to the extent required by a “determination” (as defined in section 1313(a)(1) or any comparable provision of applicable state or local income or franchise tax law). To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of section 368(a).

20.	To the Company’s knowledge, neither Parent nor any Parent Related Person owns, directly or indirectly, nor have they owned during the past five years, any stock of the Company.

21.	To the Company’s knowledge, neither the Company or any Company Related Person owns, directly or indirectly, nor have they owned during the past five years, any stock of the Parent.

The undersigned acknowledges that the Opinions will be (i) based on the accuracy of the facts, representations, and covenants set forth herein, all of which will be assumed to be true, correct and complete without regard to any qualification as to knowledge or belief, on the accuracy of the Form S-4 and on the accuracy of the facts, representations, and covenants and the satisfaction of the covenants and obligations contained in the Transaction Agreements and the other documents related thereto and (ii) subject to certain limitations and qualifications including that they may not be relied upon if any such facts, representations, or covenants are not accurate or if any such covenants or obligations are not satisfied.

The undersigned recognizes that the Opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in the Opinions.

The undersigned hereby undertakes to promptly and timely inform Alston & Bird and Gibson Dunn if the undersigned should have reason to believe that any of the facts, representations, or covenants herein become untrue, incorrect or incomplete.

[Remainder of page intentionally left blank]

Very truly yours,

United Development Fund IV

Name:
Title:

Signature:

EXHIBIT C

PARENT TAX REPRESENTATION LETTER

[See Attached]

Exhibit C to Merger Agreement

READY CAPITAL CORPORATION

TAX REPRESENTATION LETTER

[●], 2024

Alston & Bird LLP
950 F Street NW

Washington DC 20004

Gibson, Dunn & Crutcher LLP

1700 M. St NW

Washington, DC 20036

Ladies and Gentlemen:

In connection with the opinions (the “Opinions”) to be delivered by Alston & Bird LLP (“Alston & Bird”) and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in connection with Sections 7.2(g) and 7.3(g) of that certain Agreement and Plan of Merger, dated as of November 29, 2024 (as amended or modified through the date hereof, the “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RC Merger Sub IV, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and United Development Funding IV, a Maryland corporation (the “Company”), pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Surviving Company”), regarding certain U.S. federal income tax consequences of the Merger (as defined in the Agreement), you have requested certain representations from Parent and Merger Sub. This letter is being provided to you in response to that request. All capitalized terms used but not defined herein shall have the meaning specified, either directly or by reference, in the Agreement. Except as otherwise provided, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and all “Treasury Regulations section” references are to the Treasury Regulations promulgated under the Code.

Recognizing and acknowledging that Alston & Bird and Gibson Dunn will rely on the representations and statements set forth in this letter in delivering their respective Opinions, and that the Opinions will be based on an assumption that all of the representations and statements set forth herein are true, accurate, and complete in all respects without regard to any qualification for knowledge, belief, intent, or otherwise, the undersigned officer of Parent hereby represents and certifies, on behalf of Parent and Merger Sub, that the statements and representations contained herein are true, correct and complete in all respects as of the date hereof, and will be true, correct and complete in all respects through the subsequent periods specified herein:

22.	The undersigned is authorized to make all of the representations set forth herein on behalf of Parent and Merger Sub. The undersigned is familiar with the matters set forth herein and has made such investigations of factual matters as the undersigned has deemed reasonably necessary for the purpose of making the representations and statements herein.

23.	The information and facts relating to the Merger and all related transactions (including all representations, warranties, covenants and undertakings) set forth in the Agreement and the Contingent Value Rights Agreement, dated as of [●], 2024 by and among Parent, Computershare Inc. and its affiliate Computershare Trust Company N.A. (the “CVR Agreement,” and together with the Agreement, the “Transaction Agreements”) and the registration statement of Parent on Form S-4, including the joint proxy statement/prospectus contained therein, originally filed with the Securities and Exchange Commission on [●], 2024 (Registration No. [●]) as amended from time to time through the date hereof, (the “Registration Statement”) insofar as such information relates to (i) Parent and Merger Sub and (ii) the plans or intentions of Parent and Merger Sub, are true, correct and complete in all material respects.

24.	The Transaction Agreements (including exhibits and schedules thereto), the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent, Merger Sub and the Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Transaction Agreements, the Registration Statement and the other documents described in the Registration Statement. The Merger will be consummated solely in compliance with (i) the Transaction Agreements, (ii) the [Maryland General Corporation Law] and (iii) the descriptions contained in the Registration Statement. Parent and Merger Sub have no plan or intention to waive or modify, and have not waived or modified, any of the material terms or conditions in the Transaction Agreements. The Merger will be effected for the business reasons described in the Registration Statement.

25.	The Transaction Agreements, the transactions contemplated therein, and the Merger Consideration were arrived at as a result of arm’s length negotiations between the Board of Directors of Parent and the Board of Directors of the Company.

26.	The aggregate fair market value of the Parent Common Stock received at the Effective Time (excluding any Parent Common Stock exchanged, transferred, or otherwise disposed of in connection with a Specified Transaction) will be at least 40 percent of the fair market value of the sum of (i) the Merger Consideration and (ii) the Closing Dividend to be received by the holders of Company Common Shares.[1]

27.	The aggregate number of shares of Parent Common Stock received at the Effective Time (excluding any Parent Common Stock exchanged, transferred, or otherwise disposed of in connection with a Specified Transaction) will be at least 50 percent of the total number of Parent Common Stock to be received by the holders of Company Common Shares (a) at the Effective Time and (b) pursuant to the CVR Agreement.

1 For purposes of this representation, “Specified Transaction” means any dividend, distribution, redemption, share buyback, share repurchase, or acquisition, directly or indirectly (whether through derivative transactions, such as equity swaps, that would have the economic effect of a transfer, or otherwise), by Parent or any person related (within the meaning of Treasury Regulations section 1.368-1(e)(4)) to Parent (a “Parent Related Person”) either (a) in connection with the Merger or (b) as part of a plan of which the Merger is a part; in each case, other than (i) any fractional Parent Shares deemed to be issued and redeemed for cash in the Merger and (ii) purchases on the open market as part of a program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701 (“Open Market Purchases”).

28.	The fair market value of Parent Common Stock to be received by each holder of Company Common Stock pursuant to the Transaction Agreements will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the management of the Company and the management of the Parent (acting on the recommendations of the Board of Directors of Parent).

29.	Neither Parent nor any Parent Related Person (i) has any plan, intention, or obligation to redeem, reacquire, or purchase after the Merger, directly or indirectly (including through partnerships or through third parties), any Parent Common Stock issued to former Company stockholders in the Merger or pursuant to the CVR Agreement, except for Open Market Purchases or (ii) has acquired, or will acquire, or will have at the time of the Merger any plan or intention to acquire, directly or indirectly, any Company Common Shares, other than pursuant to the Agreement.

30.	Except in connection with the Closing Dividend, to the knowledge of Parent, none of the Company or any person related (within the meaning of Treasury Regulations section 1.368-1(e)(4)) to the Company (a “Company Related Person”) nor any person acting as an intermediary for the Company or a Company Related Person, in connection with or in contemplation of the Merger, or otherwise as part of a plan of which the Merger are a part, has participated, or will participate, in a purchase, redemption or other acquisition of, or in any distributions with respect to, any Company Common Shares or has paid or, will pay, any amount to, or on behalf of, any Company stockholder in connection with any sale, redemption or other disposition of any Company Common Shares or Parent Common Stock.

31.	Any shares of Parent Common Stock which are purchased in the open market pursuant to Parent’s Share Repurchase Program will be purchased through a broker for the prevailing market price, and Parent will not know the identity of a seller of shares of Parent Common Stock, nor will the seller of shares of Parent Common Stock know that Parent is the buyer.

32.	There is no understanding between Parent or any person related to Parent, on the one hand, and the Company, any person related to the Company or any of their respective stockholders, on the other hand, that any Company stockholder’s ownership of Parent stock issued in the Merger or pursuant to the CVR Agreement would be transitory.

33.	In connection with the Merger, no dividends or distributions will be made to the former Company stockholders by Parent other than regular, normal dividends or distributions made to all Parent stockholders.

34.	No holder of Company Common Shares will receive in exchange for Company Common Shares, directly or indirectly, any consideration from Parent other than the Merger Consideration pursuant to the Transaction Agreements and in connection with the Merger.

35.	Parent has no plan or intention (i) to merge the Company with or into another corporation or entity (other than Parent or an entity that is disregarded as separate from Parent for U.S. federal income tax purposes); (ii) to sell, transfer or otherwise dispose of the membership interests of the Company; or (iii) to cause the Company to sell, distribute, transfer or otherwise dispose of any of its assets following the Merger (except for (a) dispositions of such assets made in the ordinary course of business and/or (b) transfers permitted by section 368(a)(2)(C) or Treasury Regulations section 1.368-2(k)).

36.	Except as otherwise provided in the Agreement, Parent, Merger Sub, the Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger. None of the Parent, Merger Sub or to the knowledge of Parent, the Company, will reimburse any holder of Company Common Shares for any obligation of such holder in connection with the Merger.

37.	There is no indebtedness existing between Parent or any of its subsidiaries (including Merger Sub), on the one hand, and the Company or any of its subsidiaries, on the other hand, that was issued, acquired, or will be settled at a discount.

38.	Prior to the Effective Time, neither Parent nor any of its Subsidiaries will own any Company Common Shares or any rights to acquire any shares of Company Common Shares (other than the right to acquire Company Common Shares pursuant to the Agreement).

39.	Following the Merger, Parent (or a member of its “qualified group” as defined in Treasury Regulations section 1.368-1(d)(4)(ii)) will continue the “historic business” of the Company or use a “significant portion” of the Company’s “historic business assets” in a business, in each case as such terms are used in Treasury Regulations section 1.368-1(d).

40.	Although Parent evaluates the performance of its business lines and synergies between existing and acquired business lines on an ongoing basis, Merger Sub has no current plan or intention to, and Parent has no current plan or intention to cause the Surviving Company to, sell, exchange, transfer or otherwise dispose of any of its assets as part of a plan with the Merger, except (i) for dispositions made in the ordinary course of business, (ii) for distributions to Parent, or (iii) for transfers described in Treasury Regulations Section 1.368- 2(k), in each case, following the Effective Time.

41.	Parent has no plan or intention to take any of the following actions following the Effective Time: (i) liquidate; (ii) merge with or into another corporation or entity; (iii) cause the Surviving Company to merge with or into any corporation or other entity (other than Parent or one of its Subsidiaries in a transaction that is described in Treasury Regulations Section 1.368-2(k) or is otherwise disregarded for U.S. federal income Tax purposes); or (iv) sell, exchange, transfer or otherwise dispose of any of the equity interests in the Surviving Company (other than to Parent or one of its Subsidiaries in a transaction that is described in Treasury Regulations Section 1.368-2(k) or is otherwise disregarded for U.S. federal income Tax purposes).

42.	Parent is a real estate investment trust within the meaning of section 368(a)(2)(F).

43.	Parent is not or will not be at the time of the Merger under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A).

44.	To the knowledge of Parent, none of the compensation received (or to be received) by any stockholder-employee of the Company will be separate consideration for, or allocable to, any Company Common Shares held by such stockholder-employee; none of the Parent Common Stock received in the Merger or pursuant to the CVR Agreement by any stockholder-employees was (or will be) separate consideration for, or allocable to, any employment agreement; and the compensation paid (or to be paid) to any stockholder-employees of the Company was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

45.	Merger Sub is, at all times since its formation has been, and at all times through and including the Effective Time will be, disregarded as separate from Parent for U.S. federal income tax purposes.

46.	Parent will comply with all reporting and record-keeping requirements applicable to the Merger which are prescribed by the Code, by Treasury Regulations thereunder, or by forms, instructions, or other publications of the Internal Revenue Service, including the record-keeping and information filing requirements prescribed by Treasury Regulations Section 1.368-3.

47.	Parent will not (and will cause its affiliates and subsidiaries, including, after the Merger, the Company, not to) take any position on any U.S. federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger qualifying as a “reorganization” within the meaning of section 368(a) and the Treasury Regulations promulgated thereunder, except to the extent required by a “determination” (as defined in section 1313(a)(1) or any comparable provision of applicable state or local income or franchise tax law). To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of section 368(a).

48.	To Parent’s knowledge, neither Parent nor any Parent Related Person owns, directly or indirectly, nor have they owned during the past five years, any stock of the Company.

49.	To Parent’s knowledge, neither the Company or any Company Related Person owns, directly or indirectly, nor have they owned during the past five years, any stock of the Parent.

The undersigned acknowledges that the Opinions will be (i) based on the accuracy of the facts, representations, and covenants set forth herein, all of which will be assumed to be true, correct and complete without regard to any qualification as to knowledge or belief, on the accuracy of the Form S-4 and on the accuracy of the facts, representations, and covenants and the satisfaction of the covenants and obligations contained in the Transaction Agreements and the other documents related thereto and (ii) subject to certain limitations and qualifications including that they may not be relied upon if any such facts, representations, or covenants are not accurate or if any such covenants or obligations are not satisfied.

The undersigned recognizes that the Opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in the Opinions.

The undersigned hereby undertakes to promptly and timely inform Alston & Bird and Gibson Dunn if the undersigned should have reason to believe that any of the facts, representations, or covenants herein become untrue, incorrect or incomplete.

[Remainder of page intentionally left blank]

Very truly yours,

Ready Capital Corporation

Name:
Title:

Signature:

EXHIBIT D

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

[See Attached]

Exhibit D to Merger Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and among Ready Capital Corporation, a Maryland corporation (“Parent”) and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

RECITALS

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes;

WHEREAS, Parent, RC Merger Sub IV, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and United Development Fund IV, a Maryland real estate investment trust (“UDF”), entered into an Agreement and Plan of Merger, dated as of November 29, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger Agreement, the parties intended that Parent acquire UDF by means of the merger of UDF with and into Merger Sub, pursuant to which the holders of UDF’s common shares of beneficial interest will be entitled to receive Merger Consideration (as defined in the Merger Agreement) that includes CVRs (as defined herein);

WHEREAS, the parties intend, for U.S. federal income tax purposes, that this Agreement, together with the Merger Agreement, be, and is hereby adopted as, part of a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties intend to set forth the manner and basis upon which Holders (as defined herein) will hold, and potentially become entitled to receive payments in respect of, CVRs.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1.            DEFINITIONS

1.1            Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in Section 6.3.

“Acting Holder Dispute Notice” has the meaning set forth in Section 2.4(b).

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“Acting Holders” means, at the time of determination, Holders of at least 30% of the outstanding CVRs as set forth on the CVR Register.

“Advance” means, in respect of any Covered Loan, any disbursement of funds made by (or on behalf of) UDF or any of its Subsidiaries (prior to the date hereof) or Parent or any of its Subsidiaries (on or after the date hereof) (it being understood that any interest or fees on a Covered Loan that have been capitalized and treated as principal of such Covered Loan after the date hereof will not be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Covered Loan (as such may be amended from time to time).

“Advisor Litigation Matter” has the meaning set forth on Schedule A hereto.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate CVR Consideration” means, with respect to any CVR Accrual Period, an amount (expressed in Dollars) equal to the product of (i) 60% and (ii) the Net Distributable Proceeds, if any, for such CVR Accrual Period. Under no circumstances can the Aggregate CVR Consideration for any CVR Accrual Period be less than zero.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Catch-Up Dividend Amount” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Collateral Pledge” has the meaning set forth in Section 2.8(a).

“Covered Loan” means a Company Loan that is listed and more particularly described in Exhibit A hereto.

“Covered Portfolio” means the portfolio of Covered Loans.

“CVR” or “CVRs” means the contingent rights of the Holders to receive, with respect to any CVR Accrual Period, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock and, if so elected by Parent, cash equal to any Catch-Up Dividend Amount) pursuant to this Agreement.

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“CVR Accrual Period” means each of (i) the period beginning on October 1, 2024, and ending on December 31, 2025 (the “Initial CVR Accrual Period”) and (ii) the three years ending December 31 subsequent to the Initial CVR Accrual Period.

“CVR Consideration” means, with respect to each CVR Accrual Period, the Per CVR Consideration payable to Holders in respect of such CVR Accrual Period.

“CVR Notice” has the meaning set forth in Section 2.4(b).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Designation Notice” has the meaning set forth in Section 2.4(b).

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Dollars” or “US$” means dollars in lawful currency of the United States of America.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award pursuant to Section 3.2 of the Merger Agreement.

“Event of Default” has the meaning set forth in Section 5.1.

“Funds” has the meaning set forth in Section 3.2(q).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means any Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICC” has the meaning set forth in Section 6.6.

“Issuance Date” means the date that is the later of (i) twenty five (25) Business Days following the date of a CVR Notice or (ii) if a Dispute Notice is delivered on a timely basis in respect of such CVR Notice, ten (10) Business Days following the date on which all disputed items in such Dispute Notice are finally resolved pursuant to Section 6.6.

“Legal Costs” has the meaning set forth on Schedule A hereto.

“Listed Matter” has the meaning set forth on Schedule A hereto.

“Litigation Adjustments” has the meaning set forth on Schedule A hereto.

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“Loss” has the meaning set forth in Section 3.2(h).

“Net Distributable Proceeds” means, in respect of any CVR Accrual Period, an amount equal to the sum of (i) all Proceeds received during such CVR Accrual Period minus (ii) the amount of any Parent Priority Proceeds for such CVR Accrual Period minus (iii) the amount of any Litigation Adjustments for such CVR Accrual Period; provided that any Litigation Adjustments in a CVR Accrual Period that would result in a negative Net Distributable Proceeds amount for such CVR Accrual Period shall be excluded for purposes of such CVR Accrual Period and such excess amounts shall instead be treated as, and shall increase the amount of, Litigation Adjustments for the immediately following CVR Accrual Period.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Dispute Notice” has the meaning set forth in Section 2.4(b).

“Parent Party” means each of Parent and its Subsidiaries (including, following the date hereof, the Surviving Company and its Subsidiaries).

“Parent Priority Proceeds” means, in respect of any CVR Accrual Period, an amount equal to the lesser of (i) all Proceeds received during such CVR Accrual Period and (ii) the Parent Priority Recovery Amount as of the first day of such CVR Accrual Period.

“Parent Priority Recovery Amount” means, in respect of any CVR Accrual Period, the greater of (i) the sum of $ 13,291,655.72 plus the amount of any Advances on Covered Loans after September 30, 2024 minus the cumulative amount of any Parent Priority Proceeds received in the period between September 30, 2024 and the end of such CVR Accrual Period and (ii) zero.

“Parent Share Value” means, for any Issuance Date, the most recent publicly reported tangible book value per share of Parent Common Stock immediately preceding such Issuance Date.

“Per CVR Consideration” has the meaning set forth in Section 2.4(a).

“Per CVR Consideration Amount” means, for any CVR Accrual Period, an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the Aggregate CVR Consideration for such CVR Accrual Period by (ii) the initial number of CVRs.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; (f) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (g) to Parent or its Affiliates for any or no consideration; or (h) as provided in Section 2.6.

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“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Proceeds” means, in respect of any CVR Accrual Period, an amount (expressed in Dollars) equal to the sum, without duplication, of (i) all cash proceeds received by the UDF or its Subsidiaries or a Parent Party during such CVR Accrual Period in respect of any Covered Loan (whether designated as principal, interest or fees, and whether received from the borrower thereunder or any other Person, including upon the disposal (whether by sale, transfer, assignment, participation or otherwise) thereof, but excluding any amounts received by a Parent Party with respect to borrower deposits that are not freely usable by Parent Party), less (ii) any third-party out-of-pocket expenses reasonably incurred by any Parent Party in connection therewith (but excluding any fees or expenses payable by any Parent Party related to management or similar advisory services provided to the Parent Parties).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, or unclaimed property (regardless of whether denominated under applicable Law), including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

1.2            Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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2.            CONTINGENT VALUE RIGHTS

2.1            CVRs. The CVRs represent the contingent rights of Holders to receive CVR Consideration, in each case pursuant to, on the terms provided in, and in accordance with, this Agreement.

2.2            Initial Holders; CVRs Non-Transferable.

(a)            The initial Holders shall be determined pursuant to the terms of the Merger Agreement. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from UDF’s transfer agent (or other agent performing similar services for UDF), the names and addresses of the initial Holders within thirty (30) Business Days of the Effective Time. The CVR Register initially will show one CVR position for Cede & Co representing all CVRs issued in respect of the Company Common Shares held by DTC on behalf of the street holders of the Company Common Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street holders or DTC participants with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street holders or DTC participants in accordance with Section 2.3 of this Agreement. With respect to any payments of CVR Consideration to be made under Section 2.4 below or any other provision of this Agreement, the Rights Agent will accomplish the distribution of such CVR Consideration to any street holders of CVRs by making a single distribution to DTC. The Rights Agent will have no responsibilities whatsoever with regards to distribution of CVR Consideration by DTC to such street holders or DTC participants. In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of UDF at the Effective Time and in a denomination determined pursuant to the terms of the Merger Agreement and the terms of such Company Equity Award.

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(b)            The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3            Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall be recorded on the CVR Register in book-entry form. No Holder shall be entitled to any certificates evidencing any CVRs.

(b)            Subject to the receipt by the Rights Agent of the information described in Section 2.2(a), the Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program (a “Medallion Guarantee”), duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement.

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

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2.4            CVR Consideration.

(a)            If the Aggregate Consideration Amount for a CVR Accrual Period is greater than zero, then, on the Issuance Date for such CVR Accrual Period, Parent will issue and deliver to the Holders, in respect of each outstanding CVR, a number of shares of Parent Common Stock equal to the quotient (rounded to the nearest one ten-thousandth) equal to (i) the Per CVR Consideration Amount divided by (ii) the Parent Share Value (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “Per CVR Consideration”). No fractional shares of Parent Common Stock shall be issued in respect of any CVRs, and any Holder that is entitled to receive a fraction of a share of Parent Common Stock (taking into account all CVRs held by such Holder) shall instead receive cash with respect to any fractional share of Parent Common Stock in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock multiplied by (y) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Issuance Date. For the avoidance of doubt, if the Aggregate Consideration Amount for any CVR Accrual Period is less than or equal to $0, then Parent shall have no obligation to issue or deliver any CVR Consideration in respect of such CVR Accrual Period.

(b)            Not later than twenty (20) Business Days following the end of each CVR Accrual Period, Parent shall deliver to the Rights Agent a written notice (the “CVR Notice”) setting forth a computation of the Aggregate CVR Consideration and, if the Aggregate CVR Consideration is greater than $0, computations of the Per CVR Consideration Amount and the Per CVR Consideration, in substantially the form attached hereto as Exhibit B, together with an Officer’s Certificate certifying such computations. The Rights Agent shall promptly, and in any event within five (5) Business Days of receipt of a CVR Notice, send each Holder at its registered address a copy of such CVR Notice.

(c)            Within thirty (30) Business Days of the delivery of the CVR Notice, the Acting Holders may deliver to Parent (with a copy to the Rights Agent) a written notice (a “Dispute Notice”) stating that the Acting Holders dispute the accuracy of the CVR Notice, setting forth the basis for such dispute and, in reasonable detail, those items and amounts as to which the Acting Holders disagree, and the Acting Holders shall be deemed to have agreed with all other items and amounts contained in the CVR Notice. Within five (5) days after receipt of a Dispute Notice, (i) Parent and the Acting Holders shall jointly designate a nationally recognized independent valuation expert to make a binding determination only as to the matters in dispute as specified in the Dispute Notice and if such parties fail to make a designation, jointly by an independent valuation expert selected by Parent and an independent valuation expert selected by the Acting Holder (the “Valuation Expert”) and (ii) Parent shall give written notice of such designation to the Rights Agent. The Valuation Expert will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within twenty (20) Business Days from the date of such appointment. The Valuation Expert shall deliver to Parent, the Acting Holders and the Rights Agent a written report setting forth its adjustments, if any, to the CVR Notice based on the Valuation Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Dispute Notice, the Valuation Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the CVR Notice or the Dispute Notice with respect to such item, as the case may be. The Valuation Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Valuation Expert’s report shall be final, conclusive, and binding on the parties hereto and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Valuation Expert. The fees and expenses of the Valuation Expert for purposes of this Section 2.4(b) shall be borne solely by Parent.

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(d)            In the event that the Acting Holders do not deliver a Dispute Notice to Parent during such twenty (20) Business Day period, the Holders shall be deemed to have accepted the accuracy of the CVR Notice, and the calculations of the CVR Consideration (if any) set forth therein shall be final, conclusive and binding upon the parties and the Holders.

(e)            On the Issuance Date, Parent shall deliver to the Rights Agent the CVR Consideration (other than CVR Consideration payable in respect of Company Equity Awards), along with any letters of instruction reasonably required by the Rights Agent. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the CVR Consideration, subsequently deliver the CVR Consideration to the applicable Holders at their respective registered addresses in accordance with this Agreement. Notwithstanding the foregoing, with respect to any CVR Consideration that is payable in respect of Equity Award CVRs, Parent shall, as soon as reasonably practicable following the payment date applicable under this Section 2.4(e) (but in any event no later than March 15 of the calendar year following the calendar year in which the applicable CVR Accrual Period concluded), or shall cause an Affiliate thereof (including the Surviving Company) to, pay such amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Rights Agent, in either case, as described in this Section 2.4, to the applicable holders of Equity Award CVRs.

(f)            Each of Parent and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent (or the Surviving Company or an applicable successor in the case of payments in respect of Equity Award CVRs) or the Rights Agent, as applicable. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), the Rights Agent shall (if directed by the Parent) use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and delivery of CVR Consideration to such Holder may be reasonably delayed in order to gather such necessary Tax forms. The Rights Agent shall, if timely instructed by the Parent, promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding. In the event any such deduction and withholding are required to be made in respect of any Parent Common Stock includible in any CVR Consideration to be received by any Holder in respect of Equity Award CVRs, Parent (or the Surviving Company or an applicable successor) may satisfy such deduction and withholding by reducing the number of shares of Parent Common Stock to which such Holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding divided by (y) the Parent Share Value. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Rights Agent to, take all commercially reasonable actions that may be necessary to ensure that any amounts so withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. All amounts paid in respect of each Equity Award CVR under this Agreement shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the applicable payment is made (and not upon the receipt of such Equity Award CVR). With respect to any such Tax withholdings on payments of such Equity Award CVRs, any such withholding shall be made, or caused to be made, by Parent through Parent’s, the Surviving Company’s or its applicable Affiliate’s payroll system.

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(g)            If any CVR Consideration delivered to the Rights Agent for payment to Holders remains undistributed to any Holders on the date that is six (6) months after the Issuance Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any CVR Consideration which had been made available to the Rights Agent and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent (subject to abandoned property, escheat and other similar Law and Section 2.4(f)) as general creditors thereof with respect to the CVR Consideration that may be payable.

(h)            Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CVR Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any CVR Consideration to the applicable Holder, such CVR Consideration has not been paid prior to two (2) years after the Issuance Date (or immediately prior to such earlier date on which such CVR Consideration would otherwise escheat to or become the property of any Governmental Authority), such CVR Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public office.

(i)            The parties intend to treat the CVR Consideration for all U.S. federal and applicable state and local income Tax purposes as additional Merger Consideration paid at the Effective Time pursuant to the Merger Agreement and pursuant to a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

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(j)            The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. Each payment of CVR Consideration is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties hereby acknowledge and agree that any CVR Consideration paid out beyond the fifth (5th) anniversary of the Closing Date shall be paid only if such CVR Consideration is subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treasury Regulations Section 1.409A-1(b)(4).

(k)            The CVR Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of shares of Parent Common Stock outstanding after delivery of the CVR Notice and prior to the relevant Issuance Date.

2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)            The CVRs shall not represent any equity or ownership interest in Parent or in the Surviving Company or any other constituent company in the Merger or any of their respective Subsidiaries or Affiliates. The CVRs shall not have any voting, dividend or distribution rights, and interest shall not accrue on any amounts payable on or in respect of the CVRs to any Holder.

(b)            Notwithstanding the provisions of Section 2.5(a), as a component of the CVR Consideration to which such Holder is entitled to receive, a Holder shall be entitled to receive, without interest, (i) an amount in cash equal to the amount of any dividends or other distributions paid with respect to the shares of Parent Common Stock represented by the number of whole shares of Parent Common Stock received by such Holder in respect of such Holder’s Per CVR Consideration Amount and having a record date on or after the Effective Time and a payment date prior to the relevant Issuance Date (the “Catch-up Dividend Amount”) or (ii) at Parent’s sole election (which election shall be made separately for each CVR Accrual Period), (x) a number of shares of Parent Common Stock equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (A) the Catch-Up Dividend Amount by (B) the Parent Share Value (with cash being paid in lieu of any fractional shares of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Issuance Date) and (y) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date prior to the Issuance Date and a payment date on or after the relevant Issuance Date.

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2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon any or all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in their sole discretion. Parent shall promptly notify Rights Agent of any CVRs acquired by Parent or any of its Affiliates, and each such acquired CVRs shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

2.7            Books and Records; Segregation of Covered Portfolio; Quarterly Reporting.

(a)            Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail with respect to the Covered Portfolio to enable the Rights Agent and the Acting Holders and their consultants and professional advisors to confirm the applicable CVR Consideration payable to each Holder hereunder in accordance with the terms specified in this Agreement.

(b)            Parent shall use commercially reasonable efforts to avoid commingling the Covered Portfolio with other assets of Parent and its Subsidiaries that are not part of the Covered Portfolio, including holding the Covered Portfolio in separate subsidiaries from those that hold assets that are not part of the Covered Portfolio; provided, that Parent shall have the flexibility to make such adjustments as it believes are required to maintain its qualification as a REIT or to preserve any exemption under the Investment Company Act of 1940.

(c)            Within forty-five (45) days after the end of each calendar quarter ending after the date of this Agreement and before the end of each CVR Accrual Period, Parent shall prepare and deliver to the Rights Agent a written report, in such form as Parent shall determine, summarizing the performance of, and significant activity in, the Covered Portfolio during such calendar quarter; provided, that such report shall be provided for information purposes only, and shall have no bearing on the determination of, and may not be used as a basis for determining, the amount of CVR Consideration.

2.8            Certain Actions.

(a)            Covered Portfolio. Commencing upon the Effective Time and continuing until the termination of this Agreement, (i) neither Parent nor any of its Affiliates shall take any action that is intended primarily to reduce the amount of any CVR Consideration or restrict Parent’s ability to issue or pay any of the CVR Consideration hereunder, and (ii) Parent shall use, and shall cause its Affiliates to use, commercially reasonable efforts to realize Proceeds from the Covered Portfolio; provided, that nothing in this Section 2.8(a) shall require Parent or any of its Affiliates to take or refrain from taking, or prohibit Parent or any of its Affiliates from taking or refraining from taking, any of the following actions: (x) liquidating or disposing of a Covered Loan or any interests therein; (y) negotiating with borrowers or other counterparties with respect to any matters relating to any Covered Loan or related collateral pledges thereto (the “Collateral Pledges”), including agreeing or failing to agree to compromise or amend the terms of, or effect a discounted payoff of, any Covered Loan or release of any Collateral Pledge; or (z) initiating or maintaining any Action seeking collection of, or any other remedies relating to, any Covered Loan or Collateral Pledge.

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(b)            Listed Matters. Parent shall be entitled to fully control the management and disposition of any Listed Matters from and after the Effective Time solely with respect to any Parent Party (but excluding, for the avoidance of doubt, any Indemnified Person, any Trustee Indemnitee and the Company Advisor), including with respect to the defense, negotiation or settlement thereof, and all decisions relating thereto.

3.            THE RIGHTS AGENT

3.1            Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

3.2            Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the Holders. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or Event of Default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection of the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

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(e)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)            the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any loss, liability, claim, demands, damage, suits, judgment, fine, penalty or expense (including the reasonable expenses and counsel fees and other disbursements) (each, a “Loss”) arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties hereunder, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any Loss, unless such Loss has been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful misconduct. The reasonable costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(i)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) without limiting the foregoing (i), (x) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)), and to (y) reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses (including legal expenses) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)            notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement, whether in contract, or in tort, or otherwise, will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

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(l)            the Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing in accordance with Section 6.1;

(m)            in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n)            the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o)            the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(p)            unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(q)            the obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1, and Section 2.4(h) shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

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(r)            All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

3.3            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation will be effective on the date so specified. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)            Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

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3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

4.            AMENDMENT

4.1            Amendments without Consent of Holders.

(a)            Without the consent of any of the Holders, the Rights Agent and Parent, at any time and from time to time, may enter into one or more amendments hereto for any of the following purposes:

(i)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States;

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(v)            to evidence the assignment of this Agreement by Parent as provided in Section 6.3; or

(vi)            any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)            Without the consent of any Holder (other than the Holder of interests affected by this Section 4.1(b)), Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, to the extent that any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

4.2            Amendments with Consent of Holders.

(a)            Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of any of the Holders), with the written consent of the Holders of at least 50% of the outstanding CVRs, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

4.3            Execution of Amendments. Prior to executing any amendment permitted by this Section 4, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent (and at Parent’s sole expense) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, obligations, protections, immunities, trusts or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

4.4            Effect of Amendments. Upon the execution of any amendment under this Section 4, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

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5.            REMEDIES OF THE HOLDERS

5.1            Event of Default.

(a)            “Event of Default” with respect to the CVRs, means any material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with, but including such material breaches or defaults of the Rights Agent in the performance of its duties hereunder, which for the purposes of this section shall constitute an Event of Default of the Parent), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent (with a copy to the Rights Agent) by the Acting Holders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority).

(b)            Without limiting the remedies available to the Acting Holders pursuant to a proceeding in accordance with Section 6.6, any amount that has been determined in accordance with Section 6.6 to have been due and payable pursuant to this Agreement to a Holder shall be subject to interest on such amount from the date such payment was required to be made until the date of payment at an interest rate of 12% per annum (such aggregate interest payable to the Holders, the “Interest Payment”).

(c)            If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, but are not obligated to, commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, pursuant to Section 6.6. It is further acknowledged and agreed that the Parent shall promptly advance (when requested) the reasonable, documented out-of-pocket costs and expense of one outside law firm to represent the Acting Holders in any dispute arising out of this Section 5.1 and that the Holders shall have no liability to or obligations to reimburse Parent for such advancements, regardless of the outcome of such arbitration proceeding.

(d)            The foregoing provisions of this Section 5.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent all CVR Consideration and a sum sufficient to pay all other amounts (inclusive of the Interest Payment) which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

5.2            Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Acting Holders may, in their discretion proceed to protect and enforce the rights vested in them by this Agreement by commencing arbitration proceedings pursuant to Section 6.6.

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5.3            Arbitration Proceedings Initiated by Holders. Except as set forth in this Section 5.3, no Holders of any CVRs shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder. Subject to Section 6.6, the Acting Holders shall have the right under this Agreement to commence arbitration proceedings under or with respect to this Agreement. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a CVR Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

5.4            Control by Acting Holders. The Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement.

6.            OTHER PROVISIONS OF GENERAL APPLICATION

6.1            Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) when sent if sent by registered mail or by courier or express delivery service, (c) except in the case of the Rights Agent, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when transmission is confirmed or (d) except in the case of the Rights Agent, if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Relationship Manager Legal Department

with a copy (which shall not constitute notice) to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Legal Department

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If to Parent, to it at:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Email: aahlborn@waterfallam.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue,

New York, NY 10016

Attention: Michael Kessler, David Brown

Email: michael.kessler@alston.com, david.brown@alston.com

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2            Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or, if applicable, transmitted through the facilities of DTC in accordance with DTC’s procedures, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3            Parent Successors and Assigns. Parent may not assign this Agreement without the consent of the Acting Holders, except Parent may assign (a) in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, and provided, further, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) this Agreement in its entirety without the consent of any other Person to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, Acquiror and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, Acquiror and all Assignees. Each of Parent’s successors, Acquirors and Assignees shall, by a supplemental contingent equity rights agreement or other instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

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6.4            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third-party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders. The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5            Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action or proceeding arising out of or relating to this Agreement or any of the CVRs involving the Rights Agent or to which the Rights Agent is a party shall be conducted exclusively in the state or federal courts sitting in or for the Borough of Manhattan in the City and State of New York.

6.6            Arbitration. Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, and other than matters that are the subject of a Dispute Notice, which shall be resolved in the manner described in Section 2.4(b)) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the real estate industry and with mergers and acquisitions. No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 6.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator. If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York. Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. Judgment upon the award may be entered in any court having jurisdiction thereof. Unless otherwise specified herein, each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute. Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CVRs held by each Holder. For clarity, the Rights Agent shall not have any duties or obligations to commence any arbitration proceeding pursuant to this Section 6.6.

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6.7            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding the foregoing, if any illegal, void, unenforceable or replaced provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

6.8            Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the later to occur of (a) the date that is six (6) months after the date of the CVR Notice in respect of the last CVR Accrual Period and (b) the date on which all CVR Consideration is delivered to Holders (other than holders of Equity Award CVRs) in accordance with this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(h), 3.1, 3.2, 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11 or this Section 6.12, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.9            Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

6.10            Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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6.11            Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

6.12            Entire Agreement; Counterparts. As among the Holders and Parent, this Agreement, the Merger Agreement (including its Exhibits and Schedules, including Disclosure Schedules) and the other Ancillary Documents constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. As it relates to the Rights Agent, this Agreement constitutes the entire agreement and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

READY CAPITAL CORPORATION

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., jointly as Rights Agent

By:
Name:
Title: